UKMATTERS:33163861.1 DATED January 26, 2015 SALE AND PURCHASE AGREEMENT relating to the entire issued and to be issued share capital of BUNDLE TECH LIMITED 5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

Index

Clause No.		Page No.
1.	Definitions and interpretation	1
2.	Sale and purchase	11
3.	Consideration	11
4.	Warranties and indemnity	12
5.	Limitations	14
6.	Completion	18
7.	Post-Completion	20
8.	Non-competition	21
9.	Confidentiality	24
10.	Competition Act 1998	25
11.	Notices and other communications	25
12.	Third party rights	27
13.	Assignment	27
14.	Entire agreement	27
15.	Miscellaneous	28
16.	Governing law	29
17.	Jurisdiction	29
18.	Process Agent	30
Schedule 7		31
Schedule 8		62
Provisions relating to the Retention Account		62
Schedule 9		71
Accounting Principles applicable to Completion Accounts		75

UKMATTERS:33163861.1

UKMATTERS:33163861.1 THIS AGREEMENT is made on January 26, 2015 BETWEEN (1) THE PERSONS whose names and addresses are set out in schedule 1 (the "Sellers" and each a "Seller"); and (2) BORDERFREE, INC. of 292 Madison Avenue, 5th Floor, New York, NY 10017 (the "Buyer"). INTRODUCTION The Sellers have agreed to sell (in the proportions set opposite their names in schedule 1) and the Buyer has agreed to buy all of the issued and to be issued share capital of Bundle Tech Limited which is a private company limited by shares incorporated in England and Wales, further details of which are set out in schedule 2. AGREED TERMS 1. Definitions and interpretation 1.1 Definitions In this agreement: "1985 Act" means the Companies Act 1985; "A Ordinary Shares" means the A ordinary shares of £0.10 each in the Company; "ACAS Code of Practice" means a code of practice issued under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 which relates exclusively or primarily to the resolution of disputes; "Accounting Requirements" means in relation to the Accounts, the accounting requirements of the Companies Act and UK GAAP; "Accounts" means the statutory accounts of the Company for the financial year ended on the Accounts Date, including the directors' reports, the balance sheets as at the Accounts Date, the profit and loss accounts for that year and the notes to them, in the agreed form; "Accounts Date" means 31 December 2013; "Advisers" in relation to a person means professional advisers advising that person, including (unless the context requires otherwise) partners or members in or directors of (as the case may be) such advisers and employees of such advisers; "Agreed Proportion" or "Agreed Proportions" means, in relation to each of the Sellers, the percentage set out in schedule 1 against that Seller's name; "Applicable Law" means any law (including common law or other binding law), statute, regulation, code, ordinance, rule, judgment, order, decree or directive or any

2 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 determination by or requirement or recommendation of a Competent Authority or interpretation or administration of any of the foregoing by a Competent Authority; "Appointor" has the meaning given to it in clause 18; "Approval" means an approval, permit, authority, consent or licence; "AS" means Andre Schmidt, one of the Sellers; "AS Director Loan" means the loan made by the Company to AS pursuant to a loan agreement dated 3 April 2014; "Associate" means in relation to a person: (a) a person who is his associate and the question of whether a person is an associate of another shall be determined in accordance with section 435 of the Insolvency Act 1986; and (b) any Group Undertaking (as defined in section 1161 of the Companies Act) of that person; "Associated Person" means, in relation to a company, a person (including an employee or agent) who performs or has performed services for or on behalf of that company; "B Ordinary Shares" means the B ordinary shares of £0.10 each in the Company; "Business Day" means a day other than a Saturday, Sunday or public holiday in England or in the US; "Buyer's Solicitors" means Taylor Wessing LLP of 5 New Street Square, London EC4A 3TW; "CAA 2001" means the Capital Allowances Act 2001; "Cash Consideration" has the meaning given in clause 3.1; "Claim" means a Warranty Claim, an Indemnity Claim or a claim under the Tax Deed; "Companies Act" means the Companies Act 2006; "Company" means Bundle Tech Limited, details of which are set out in schedule 2; "Company Intellectual Property" means all Intellectual Property owned or exploited by the Company; "Company Product" means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company; "Competent Authority" means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, public or administrative agency, authority or body, any court of competent jurisdiction, any Recognised Investment Exchange, the Panel on Takeovers and Mergers, and any local, national or supranational agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this agreement or any of the parties;

3 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 "Completion" means completion of the sale and purchase of the Sale Shares in accordance with the parties' obligations under clause 6; "Completion Accounts" has the meaning given to such term in schedule 9; "Completion Date" means the date of this agreement; "Computer Contracts" means all contracts or arrangements relating to the Computer System (including licences, agreements for support, maintenance, disaster recovery, security and bureau services provided to or by the Company but excluding any licences, contracts or agreements for commercial off the shelf software); "Computer Data" means the computer-readable information or data owned or used by the Company and stored in electronic form; "Computer Hardware" means the computer hardware, firmware, equipment and ancillary equipment (other than Computer Software and Computer Data) owned or used by the Company and all related manuals and documentation; "Computer Software" means the computer programs owned or used by the Company and all related manuals and documentation other than commercial off the shelf software; "Computer System" means the Computer Hardware, Computer Data and Computer Software; "Confidential Information" has the meaning given in clause 9.2; "Consideration" has the meaning given to it in clause 3.1; "Consultant" means a consultant, independent contractor or other individual engaged by the Company under a contract for service not being an Employee; "CTA 2009" means the Corporation Tax Act 2009; "CTA 2010" means the Corporation Tax Act 2010; "Customer" means a customer or client of the Company with whom a Restricted Person has dealt in connection with the Prohibited Business at any time during the 24 month period ending on the Completion Date; "Damages Payment" has the meaning given to it in clause 5.17; "Data Protection Legislation" means any data protection and direct marketing legislation in the United Kingdom applicable to the Company's business including, the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003; "Director" means a director of the Company; "Disclosed" means fairly disclosed in such a manner and in or by virtue of the Disclosure Letter with sufficient detail to enable a reasonable buyer to make an informed assessment of the matter being disclosed; "Disclosure Letter" means the letter of the same date as this agreement, in the agreed form, from AS to the Buyer executed and delivered immediately before the signing of this agreement;

4 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 "Employee" means an employee, contract worker, part-time employee, temporary employee or home worker of the Company; "Encumbrance" includes a mortgage, charge, lien, pledge, right of pre-emption (save for any right of pre-emption on the transfer of the Sale Shares contained in the Company’s articles of association, which is waived pursuant to the terms of this agreement in respect of the transfer of the Sale Shares to the Buyer), option, covenant, restriction, lease, trust, order, decree, title defect or any other security interest or conflicting claim of ownership or right to use or any other third party right; "Exchange Rate" means with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or where no such rate is published in respect of that currency for such date at the rate quoted by Royal Bank Scotland plc as at the close of business in London on such date; "Exchange Shares" means 388,099 shares of common stock in the Buyer; "financial year" shall be construed in accordance with section 390 of the Companies Act; "Fundamental Warranties" means the warranties contained in part A of schedule 7; "Group Member" means at any relevant time, in relation to any undertaking, a "group undertaking" (as defined in section 1161 of the Companies Act) of that undertaking and "Member of its Group", in relation to any undertaking, means any group undertaking as so defined of that undertaking; "ICTA 1988" means the Income and Corporation Taxes Act 1988; "IHTA 1984" means the Inheritance Tax Act 1984; "Indemnities" has the meaning given in clause 4.10; "Indemnity Claim" means a claim for breach of the Indemnities; "Incorporation Date" means the date on which the Company was incorporated, being 21 December 2008; "Indebtedness" means all indebtedness owing by the Company other than: (a) normal trading debts to suppliers; and (b) any liability to Taxation; "Insolvency Event" in relation to a person, means any of the following: (a) that person ceasing or threatening to cease to carry on business or being unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or admitting that it is unable to pay its debts as they fall due; (b) that person giving notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (c) a meeting of that person's creditors being convened or held;

5 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (d) an arrangement or composition with or for the benefit of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986) being entered into or proposed by or in relation to that person; (e) a moratorium coming into force in respect of that person in accordance with paragraph 8.1 of Schedule A1 to the Insolvency Act 1986 or that person applying to the court for an interim order under section 253 of the Insolvency Act 1986; (f) a receiver or administrative receiver taking possession of or being appointed over or a mortgagee, chargee or other encumbrancer taking possession of the whole or any part of the assets of that person; (g) any distress, execution or other process being levied or enforced (and not being discharged within seven days) on any asset of that person; (h) that person or its directors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) giving notice of his, their or its intention to appoint an administrator in accordance with paragraphs 18 or 26 of Schedule B1 to the Insolvency Act 1986; (i) that person or its directors or any of its creditors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) making an application to the court for the appointment of an administrator; (j) an administrator being appointed of that person under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or otherwise; (k) a petition being presented or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy or dissolution of that person or that person being struck off the register of companies; or (l) the happening in relation to that person of an event analogous to any of the above in any jurisdiction; "Instruction Letter" has the meaning given to such term in schedule 8; "Intellectual Property" means patents, utility models, petty patents, trade and service marks, design rights, trade names, service names, business names, copyrights, rights in the nature of copyright, resale rights, rental rights, lending rights, moral rights, database rights, domain names, know-how, rights in trade secrets and confidential information, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations and the right to apply for registrations of such rights; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements); "Intellectual Property Agreements" means all agreements, contracts, permissions, undertakings and understandings (whether written or oral) which relate to any of the Company Intellectual Property, including: (a) those pursuant to which the Company is permitted to use any Intellectual Property ("Licences-In");

6 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (b) those pursuant to which the Company permits a third party to use any Intellectual Property ("Licences-Out"); and (c) all confidentiality and non-disclosure agreements to which the Company is a party or beneficiary; "IP Warranties" means the warranties contained in part 5 of part B of schedule 7; "ITEPA 2003" means the Income Tax (Earnings and Pensions) Act 2003; "ITEPA Election" means an election pursuant to section 431 of ITEPA 2003 in respect of Exchange Shares to be issued by the Buyer; "Licences-In" has the meaning given to it in paragraph (a) of the definition of Intellectual Property Agreements; "Licences-Out" has the meaning given to it in paragraph (b) of the definition of Intellectual Property Agreements; "Loan Note Interest Net Amount" means the sum of US$41,712.62; "Loan Note Interest WHT Amount" means the sum of US$8,785.24; "Loan Notes" means the unsecured convertible loan notes of £1.00 issued to certain Sellers pursuant to the terms of a convertible loan note instrument dated 3 April 2012; "Loss" means any loss, damage, liability, fine, penalty, charge and any other cost and expense including any costs of recovery (including all legal and professional costs and expenses reasonably incurred in connection therewith); "Management Accounts" means the management accounts of the Company comprising the balance sheet as at the Management Accounts Date and the profit and loss account for the months commencing on the day immediately following the Accounts Date and ending on the Management Accounts Date, in each case in the agreed form; "Management Accounts Date" means 31 December 2014; "NIC Election" means a joint national insurance contributions election pursuant to paragraph 3B(1) of Schedule 1 of SSCBA 1992 in respect of Exchange Shares to be issued by the Buyer; "OEM Agreement" means an agreement under which one party agrees to manufacture products for and to test, deliver and/or provide support and training to another party in respect of products to be resold by that other party or any similar agreement or arrangement; "Open Source Code" means any software code that is distributed as "free software" or "open source software" or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License; "Option Exercise Notice" means the agreed form deed by which AS will exercise his option over the Option Shares immediately prior to Completion and pursuant to which he will, among other things, instruct the Buyer to pay to the Company the amounts prescribed in clause 3.5 of this agreement;

7 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 "Option Shares" means the Ordinary Shares to be acquired by AS immediately prior to Completion, pursuant to the exercise of the options granted to him by way of EMI Share Option Contracts dated 20 June 2012 and 5 September 2012; "Ordinary Shares" means the ordinary shares of £0.10 each in the Company; "Preferred Ordinary Shares" means the preferred ordinary shares of £0.10 each in the Company; "Product" means a product manufactured, supplied, exported, offered for sale or licensed to third parties at any time by or on behalf of the Company; "Prohibited Area" means the European Union and the US; "Prohibited Business" means the business of cloud based solutions for universal product and global tariff classification, import duty and tax calculation and remittance, and documents and compliance for import restrictions, export controls, carrier restrictions and HAZMAT and restricted party lists but limited to services of a type sold or developed by the Company during the 24 month period ending on the Completion Date; "Real Property" means all the properties short particulars of which are set out in schedule 6; "Recognised Investment Exchange" has the meaning given in section 285 of the Financial Services and Markets Act 2000, such exchanges including at the date of this agreement London Stock Exchange plc (including, without limitation, in its capacity as operator and regulator of AIM Market and Turquoise Derivatives); "Restricted Persons" means AS and Mark Gross; "Retention Account" has the meaning given to such term in schedule 9; "Retention Amount" has the meaning given to such term in clause 3.2(b); "Retention End Date" means the earlier of: (a) the date four years after the Completion Date; and (b) the date upon which there ceases to be any sum standing to the credit of the Retention Account; "Sale Shares" means the shares in the capital of the Company referred to in schedule 2; "Sellers' Agent" means the person appointed to act as agent for the Sellers in accordance with clauses 15.9(a), 15.11 or 15.12 (as the case may be) and references in schedule 8 or 9 to the parties shall mean the Sellers' Agent and the Buyer; "Seller's Associate" means an Associate of a Seller other than the Company; "Sellers' GBP Transaction Costs" means the amount of £171,956.21 representing the expenses and/or other payment obligations of the Company in respect of the sale of the Sale Shares; "Sellers' USD Transaction Costs" means the amount of US$839,309.64 representing the expenses and/or other payment obligations of the Company in respect of the sale of the Sale Shares "Sellers' Solicitors" means Bird & Bird LLP, 15 Fetter Lane, London EC4A 1JP;

8 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 "Sellers' Solicitors GBP Account" means: Bank Name: Barclays Bank plc Sort Code: 20-00-00 Name of Account: Bird & Bird LLP Client Account Account Number: 83646378 SWIFT: BARCGB22 IBAN: GB16 BARC 2000 0083 6463 78 "Sellers' Solicitors USD Account" means: Bank Name: Barclays Bank plc Sort Code: 20-00-00 Name of Account: Bird & Bird LLP Client USD Account Account Number: 72589211 SWIFT: BARCGB22 IBAN: GB29 BARC 2000 0072 5892 11 "Service" means a service provided by or on behalf of the Company; "Share Award Agreement" means the option agreement, restricted stock unit agreement or similar form of agreement over the Exchange Shares to be entered in to, on or around the date of this agreement, between the Buyer and AS, in the agreed form; "SSCBA 1992" means the Social Security Contributions and Benefits Act 1992; "Supplier" means a supplier to (other than utilities in respect of the supply of services in the ordinary and normal course of their business to their general body of customers) or sub-contractor of the Company in connection with the Prohibited Business with whom the Company has traded during the 24 months immediately ending on the Completion Date; "Tax" or "Taxation" has the meaning given to it in the Tax Deed; "Taxation Authority" has the meaning given to it in the Tax Deed; "Tax Deed" means the tax deed between AS and the Buyer in agreed form; "Tax Warranties" means the warranties contained in part 10 of part B of schedule 7; "TCGA 1992" means the Taxation of Chargeable Gains Act 1992; "TIOPA 2010" means the Taxation (International and Other Provisions) Act 2010; "TMA 1970" means the Taxes Management Act 1970; "Transaction Document" means any of this agreement, the Tax Deed and any other document entered into on or within 30 days after the date of this agreement in connection with it; "UK GAAP" means accounting principles, standards and practices generally accepted from time to time in the United Kingdom and approved by the United Kingdom Financial Reporting Council; "VAT" means Value Added Tax chargeable under the VATA or under any legislation replacing it or under any legislation which the VATA replaced and further means Value Added Tax at the rate in force when the relevant supply is made and any tax of a

9 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 similar nature which is introduced in substitution for or as an addition to such tax from time to time and any penalties or fines in relation to them; "VATA 1994" means the Value Added Tax Act 1994; "Warranties" means the warranties set out in part B of schedule 7 and "Warranty" means any one of them; "Warranty Claim" means a claim for breach of the Warranties; and "W&I Policy Amount" has the meaning given in clause 3.2(c). 1.2 Interpretation In this agreement: (a) reference to: (i) any statute or statutory provision includes a reference: (A) to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and (B) any subordinate legislation made under the relevant statutory provision, except to the extent that the effect of referring to any such consolidation, modification or re-enactment coming into force after the date of this agreement would be to increase or extend the liability of a party under this agreement; (ii) the singular includes the plural and vice versa and any gender includes other genders; (iii) the "introduction" or to a "clause" or "schedule" is a reference to the introduction or the relevant clause or schedule of or to this agreement; (iv) a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s); (v) a document "in agreed form" is to a document in the form agreed by and initialled (or approved by exchange of e-mails) by or on behalf of the Sellers' Agent and the Buyer for the purposes of identification; (vi) a party or the parties means a party or the parties to this agreement and includes his successors and permitted assigns and for this purpose "permitted assigns" includes:  in relation to a right of a party - any person to whom that right may have been assigned except to the extent that the assignment of that right would be in breach of the provisions of this or any other agreement or deed or prohibited by law; and

10 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1  in relation to an obligation of a party - any person to whom that obligation may have been assigned with the written agreement of the party to whom the obligation is owed, provided that notwithstanding any succession, assignment or transfer, no party shall be relieved from any obligation arising under this agreement except:  by operation of law;  as expressly provided in this agreement; or  with the written agreement of the party to whom the obligation is owed; (vii) "writing" and "written" includes typing, printing, lithography, photography and other modes of representing or reproducing words in a legible and non transitory form but excludes electronic mail; and (viii) "this agreement" includes this agreement as amended or supplemented from time to time; (b) the words "include", "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them; (c) the words "other" and "otherwise" are not to be construed as being limited by any words preceding them; (d) the word "property" includes choses in action and other intangible property; (e) the table of contents and the headings to clauses and schedules are to be ignored in construing this agreement; (f) the words, "parent undertaking", "subsidiary undertaking" and "undertaking" have the meanings given to them in sections 1162 and 1161 of the Companies Act; (g) if a period of time is specified and dates from a given day or the day of an act or event, it shall (unless otherwise stated in clause 11 (Notices and other communications)) be calculated excluding that day and a reference to a time of day is unless otherwise specifically stated a reference to the time in England; (h) if a party must do something on a given day (other than service of a communication in accordance with clause 11 (Notices and other communications), they must do it by 5:30 p.m. on that day (unless this agreement expressly states otherwise). If they do the thing after 5:30 p.m. on a day, they are treated as not having done it until the next Business Day; (i) a reference to any English legal term for any action, remedy, procedure, judicial proceeding, legal document, legal status, or legal concept is, in respect of any jurisdiction other than England and Wales, deemed to include what most nearly approximates in that jurisdiction to the English legal term; (j) unless expressly stated in this agreement, where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by the Sellers or any one of them, the Sellers shall be severally and not jointly and severally responsible in respect of it. No Seller

11 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 has any liability for the acts or defaults of any other Seller. Any default or breach of this agreement by one of the Sellers shall not prejudice the rights of the others. 1.3 The schedules form part of this agreement as if set out in full in this agreement and a reference to "this agreement" includes a reference to the schedules. 2. Sale and purchase 2.1 Each Seller shall sell with full title guarantee and free from all Encumbrances the number of Sale Shares set opposite his name in schedule 1 and the Buyer shall buy the Sale Shares. 2.2 The Sale Shares shall be sold with all rights to dividends and other distributions declared after the date of this agreement in respect of the Sale Shares and all other rights and advantages belonging to or accruing on the Sale Shares on or after that date. 2.3 If any Seller fails to comply with his obligation to transfer his Sale Shares on Completion, the Buyer shall not be obliged to complete the purchase of the other Sale Shares but may nevertheless elect to complete the purchase of the other Sale Shares without prejudice to its rights against the defaulting Seller. 2.4 Each Seller irrevocably waives all pre-emption rights which he may have under the Company's articles of association or any other agreement relating to the Sale Shares or otherwise so as to enable the sale of the Sale Shares to the Buyer to proceed free of pre-emption rights. 3. Consideration 3.1 The total consideration for the sale of the Sale Shares (the "Consideration") shall be US$20,741,931.48 (the "Cash Consideration") adjusted in accordance with schedule 9. 3.2 The Cash Consideration shall be satisfied on Completion, by the Buyer in cash, as follows: (a) as to US$13,941,931.48, subject to any deductions required pursuant to clauses 3.5 to 3.7, by bank transfer to the Sellers' Solicitors USD Account; (b) as to US$6,600,000 (to be deducted from the Cash Consideration due the Sellers in the Agreed Proportions, in the amounts set out opposite their respective names in schedule 1) (the "Retention Amount") by bank transfer to the Retention Account to be held in accordance with the provisions of schedule 8; and (c) as to US$200,000 (to be deducted from the Cash Consideration due to the Sellers in the Agreed Proportions as set out in schedule 1) (the "W&I Policy Amount") by bank transfer to the Retention Account to be held in accordance with the provisions of schedule 8. 3.3 Any adjustment to the Cash Consideration shall be determined and paid in accordance with the provisions of schedule 9. 3.4 The Sellers shall be entitled to the Consideration in the Agreed Proportions.

12 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 3.5 The Buyer shall on behalf of AS pay the sum of £1,041.30 by electronic funds transfer to the bank account of the Company at HSBC sort code 40-04-09, account number 21823272 in satisfying AS's undertaking under the Option Exercise Notice to pay the exercise price in relation to the Option Shares and the Buyer shall deduct such sum from the Cash Consideration due to AS under clause 3.2(a). 3.6 The Buyer shall on behalf of AS pay the sum of £21,434.28 by electronic funds transfer to the bank account of the Company at HSBC sort code 40-04-09, account number 21823272 for the purpose of placing the Company in funds to meet the repayment of the AS Director Loan and the Buyer shall deduct such sum from the Cash Consideration due to AS under clause 3.2(a). 3.7 The Buyer shall: (a) on behalf of Karl Mayer-Rieckh pay the sum of £600; (b) on behalf of Kevin Starr pay the sum of £960; (c) on behalf of Piton Capital GP I LLP the sum of £266.00; (d) on behalf of Kannan Paul the sum of £67.60; (e) on behalf of Amber Venture Partners BV the sum of £72.10; (f) on behalf of Amber Venture Partners BV the sum of £290; (g) on behalf of Jeff Hinck the sum of £31.50; and (h) on behalf of Jim Boulton the sum of £13.50, by electronic funds transfer to the bank account of the Company at HSBC sort code 40-04-09, account number 21823272 for the purpose of placing the Company in funds to meet the payment of funds owed to it by each named Seller and shall deduct the sum set out against each named Seller from the Cash Consideration due to him under clause 3.2(a). 4. Warranties and indemnity 4.1 AS warrants and represents to the Buyer, in the knowledge that the Buyer is entering into this agreement in reliance on the accuracy of the Warranties, that the Warranties are true and accurate. 4.2 If there is a breach of any Warranty then, in respect of each breach and without prejudice to the right of the Buyer to claim damages or exercise any other right or remedy, AS agrees to indemnify the Buyer against and shall pay to the Buyer on demand: (a) such sum as would, if paid to the Company, put it in the position which would (after payment of any Taxation payable in respect of the receipt of the sum) have existed if there had been no breach; or (at the option of the Buyer (to be exercisable separately in respect of each breach) as an alternative to making a Claim under clause 4.2(a)); (b) a sum equal to the difference between the value of the Sale Shares at the date on which the Warranty was given (after taking into account that the fact or matter giving rise to the breach was not as warranted) and the value which the

13 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 Sale Shares would have had at that date if the fact or matter giving rise to the breach had been as warranted, plus in either case all Losses incurred by the Buyer and the Company in connection with the breach. 4.3 Each Seller severally warrants and represents to the Buyer, in the knowledge that the Buyer is entering into this agreement in reliance on the accuracy of the Fundamental Warranties, that the Fundamental Warranties are true and accurate. The Buyer acknowledges and agrees that the statements set out in sub-paragraphs 1.1(a), 1.1(b), 1.1(d), 1.2(a) and 1.2(b) of part A of Schedule 7 (Fundamental Warranties) apply to each Seller in respect of himself or itself only and solely in respect of the Sale Shares set out opposite the name of that Seller in schedule 1. 4.4 If there is a breach of any Fundamental Warranty then, in respect of each breach and without prejudice to the right of the Buyer to claim damages or exercise any other right or remedy, each Seller agrees, in respect of a breach of any Fundamental Warranty by him, to indemnify the Buyer against and shall pay to the Buyer on demand: (a) such sum as would, if paid to the Company, put it in the position which would (after payment of any Taxation payable in respect of the receipt of the sum) have existed if there had been no breach; or (at the option of the Buyer (to be exercisable separately in respect of each breach) as an alternative to making a Claim under clause 4.4(a)); (b) a sum equal to the difference between the value of the Sale Shares at the date on which the Fundamental Warranty was given (after taking into account that the fact or matter giving rise to the breach was not as warranted) and the value which the Sale Shares would have had at that date if the fact or matter giving rise to the breach had been as warranted, plus in either case all Losses incurred by the Buyer and the Company in connection with the breach. 4.5 Each Warranty and each Fundamental Warranty shall be construed as an independent warranty and (except as otherwise provided in clause 5) shall not be limited by reference to or inference from any other term of any Transaction Document or any other Warranty or Fundamental Warranty. 4.6 Payments made by the Sellers (or any of them) to the Buyer in connection with this agreement shall so far as possible be treated by the parties as a reduction in the Consideration. 4.7 Where a Warranty is qualified by the expression "so far as AS is aware" or a similar expression, AS shall be deemed to have such additional awareness as he would have if he had made due and careful enquiry of each director and employee of the Company as at the date of this agreement. 4.8 Each Seller undertakes to the Buyer and to the Company that he will waive any right which he may have and not make any claim in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied by the Company or its officers, Employees or Consultants in connection with the entering into of this agreement, the giving of the Fundamental Warranties and the Warranties, and the preparation of the Disclosure Letter. 4.9 The rights and remedies of the Buyer in respect of any breach of this agreement shall not be affected by any investigation made by or on behalf of the Buyer into the affairs

14 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 of the Company or actual, imputed or constructive knowledge on the part of the Buyer or its agents or Advisers or by any other event or matter, except where the Buyer has given a specific written waiver or release and except as otherwise provided in this agreement in relation to the Disclosure Letter. 4.10 Subject to the Buyer having complied in full with its obligation under clause 6.4(c), AS shall indemnify the Buyer against and shall pay to the Buyer an amount equal to the amount which if paid to the Company would indemnify the Company against all Loss arising in respect of any claim against the Company or the Buyer by any broker, finder, financial adviser, legal, accounting or other professional advisers or any other person retained by any Seller or the Company in connection with the transactions effected by this agreement (together the "Indemnities"). 4.11 The Buyer warrants to the Sellers: (a) it has the power to execute and deliver this agreement and the other documents referred to in it and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations; (b) this agreement and the other documents referred to in it will, when executed, constitute legal, valid and binding obligations on the Buyer fully enforceable in accordance with their respective terms; (c) the execution and delivery by the Buyer of this agreement and the performance of the obligations of the Buyer under it does not and will not conflict with or constitute a default under the provision of any publicly filed constitutional documents or publicly filed agreements of the Buyer; and (d) no Insolvency Event has occurred or is anticipated in respect of the Buyer or any Group Member of the Buyer. 4.12 Subject always to clause 5.5, any sums payable by a Seller under this agreement shall be paid free of all deductions or withholdings unless the deduction or withholding is required by law, in which event, the relevant Seller shall pay such additional amount as shall be required to ensure that the net amount received by the Buyer will equal the sum which would have been received by it had no deduction or withholding been required to be made. 4.13 Subject always to clause 5.5, if a payment made by a Seller in respect of any Claim will be or has been subject to Taxation in the hands of the Buyer, the Buyer may demand from the relevant Seller such sum (after taking into account any Taxation payable in respect of it) as will ensure that the Buyer receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Taxation. 5. Limitations Limitations not to apply 5.1 The limitations set out in this clause 5 shall not apply to: (a) a Claim which is (or the delay in discovery of which is) the consequence of fraud or dishonesty on the part of AS or his agents or Advisers; or (b) save for clauses 5.6, 5.8 and 5.9, a claim which is the result of a breach of any of the Fundamental Warranties.

15 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 Time limits 5.2 The Buyer may not bring any Claim unless written notice of the Claim shall have been given to AS (giving so far as reasonably practicable the amount and details of the Claim): (a) in the case of a Warranty Claim (other than claim for beach of the Tax Warranties or the IP Warranties) within 18 months from the Completion Date; (b) in the case of a claim for breach of the IP Warranties or an Indemnity Claim within 4 years from the Completion Date; (c) in the case of a claim under the Tax Deed or for breach of the Tax Warranties within 7 years from the Completion Date, provided that any Claim (other than a claim under the Tax Deed) that is made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn within 9 months after the date it was made unless court proceedings in respect of it shall have been commenced against AS and in the case of a contingent liability giving rise to a Claim (other than a claim under the Tax Deed) (as provided for in clause 5.10) the 9 month period shall run from the date such liability ceases to be contingent and becomes an actual liability. Notification of Claims 5.3 Except with respect to a Third Party Claim (as defined in clause 5.14), if the Buyer becomes aware of a matter not already known to AS which it reasonably believes could give rise to a Claim (other than a claim under the Tax Deed) the Buyer shall give written notice of the relevant facts to AS as soon as reasonably practicable and in any event within 60 days of the Buyer becoming aware of those facts (giving so far as reasonably practicable details of the facts and the amount and details of any Claim), provided that failure by the Buyer to notify AS shall not prevent the Buyer from making a Claim nor relieve AS of liability in respect of such Claim, except to the extent that such failure increases the liability of AS under such Claim. Threshold 5.4 AS shall not be liable in respect of any Warranty Claim unless the amount of all Warranty Claims, in aggregate, exceeds US$220,000 (in which event AS shall be liable for the whole of such liability and not merely for the excess). Maximum Claims 5.5 Subject to clauses 5.6 to 5.8: (a) the maximum aggregate liability of AS for all Claims (save in respect of claims under the Tax Deed or for breach of the Tax Warranties) shall be limited to the amount of the Retention Amount standing to the credit of the Retention Account from time to time; (b) the maximum aggregate liability of AS for claims under the Tax Deed or for breach of the Tax Warranties shall be limited to the amount of the Retention Amount standing to the credit of the Retention Account from to time plus any Consideration actually received by AS under this agreement. 5.6 In the event of any claim under or in respect of this agreement, the Buyer must in the first instance seek recourse against the amount of the Retention Amount standing to the credit of the Retention Account from time to time and may only seek recourse

16 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 against any Seller (in accordance with the terms of this agreement) once all of the Retention Amount standing to the credit of the Retention Account has been extinguished. 5.7 Any Claim and any claim for breach of any of the Fundamental Warranties shall in the first instance be satisfied by the amount of the Retention Amount standing to the credit of the Retention Account from time to time notwithstanding that the Warranty, Indemnity or Tax Deed to which the Claim relates may not have been given by all of the Sellers or that the Fundamental Warranty to which the claim relates may not have been breached by all of the Sellers. The Sellers hereby acknowledge and agree (both amongst themselves and with the Buyer) that the amount of the Retention Amount standing to the credit of the Retention Account may be applied in or towards settling any Claim or any claim for breach of any of the Fundamental Warranties (in accordance with the terms of this agreement) in the manner set out in this clause 5.7. For the avoidance of doubt, all the Sellers agree that any sums in the Retention Account used to satisfy any such Claim shall not be taken into account in calculating the maximum aggregate liability of AS pursuant to clause 5.5 (save to the extent it relates to AS's Agreed Proportion of the Retention Amount) and the Sellers shall have no right to recover from the Buyer any sums paid to the Buyer from the Retention Account in accordance with this agreement. 5.8 The aggregate liability of any Seller (other than AS) for all claims under this agreement shall not exceed an amount equal to his Agreed Proportion of the Retention Amount plus any Consideration actually received by and paid to him under this agreement, provided that no claim may be brought against a Seller directly (as opposed to being settled out of the Retention Account) for an amount that exceeds the Consideration actually received by him under this agreement, save in the case of fraud or dishonesty by him in which case such Seller's liability shall be unlimited. Double Claims 5.9 The Buyer shall not be entitled to recover under the Fundamental Warranties, the Warranties, the Indemnities and/or the Tax Deed more than once in respect of the same loss or damage suffered. Contingent liabilities 5.10 If any Claim (other than a claim under the Tax Deed) is based on a contingent liability of the Company, AS shall not be liable to make any payment to the Buyer unless and until such contingent liability becomes an actual liability and is due and payable, provided that this clause shall not operate to prevent a Claim notified by the Buyer to AS in accordance with, and within the time limits specified in, clause 5.2. Disclosure Letter 5.11 Subject to the provisions of clause 5.12, AS shall be under no liability under the Warranties in respect of any matter to the extent that the matter or circumstance giving rise to such liability was Disclosed. 5.12 The provisions of clause 5.11 are qualified as follows: (a) only the disclosures in the section of the Disclosure Letter headed "Intellectual Property and Data Protection" (to the extent Disclosed) shall be treated as having been disclosed against the IP Warranties; and (b) nothing in the Disclosure Letter shall limit a Seller's liability under the Fundamental Warranties or AS's liability under the Tax Deed.

17 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 Accounts, Completion Accounts and Legislation 5.13 AS shall not be liable in respect of any Claim (other than a claim under the Tax Deed): (a) to the extent that specific cash reserve for the matter or liability has been made in the Accounts or Completion Accounts or is otherwise specifically taken account of, or reflected in, the Accounts or Completion Accounts; (b) to the extent that the Claim would not have arisen but for a change in legislation made after the Completion Date (whether relating to Taxation, rates of Taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by HMRC or other taxing authority which is retrospective; or (c) if the Claim arises from any change in accounting policy or practice of the Buyer or the Company introduced or having effect after Completion save to the extent required to comply with UK GAAP. Third Party Claims 5.14 If the Buyer becomes aware of a matter which it reasonably believes could give rise to a Claim (other than a claim under the Tax Deed) as a result of, or in connection with, a liability or alleged liability owed to a third party (a "Third Party Claim"), the Buyer shall give written notice (a "Third Party Claim Notice") of the relevant facts to the Sellers' Agent as soon as reasonably practicable and in any event within 60 days of the Buyer becoming aware of those facts (giving, to the extent known to the Buyer, details of the facts and the amount and details of any Third Party Claim), provided that failure by the Buyer to notify the Sellers' Agent shall not prevent the Buyer from making a Claim nor relieve AS of liability in respect of such Claim, except to the extent that such failure increases the liability of AS under such Claim and: (a) if a Third Party Claim Notice is served by the Buyer the following provisions shall apply: (i) if the Sellers' Agent notifies the Buyer within 15 Business Days after receipt of a Third Party Claim Notice that it does not consent to the settlement of the Third Party Claim, which notice irrevocably acknowledges AS’ obligation to fully indemnify the Buyer (subject to the limitations on Claims in this clause 5) for the applicable Third Party Claim, (a "Veto Notice") then the Buyer shall not be entitled to settle the Third Party Claim without the prior written consent of the Sellers’ Agent which consent shall not be unreasonably withheld, conditioned or delayed (provided that if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required); (ii) if the Sellers' Agent has not delivered a Veto Notice to the Buyer within 15 Business Days after receipt of the Third Party Claim Notice (or has notified the Buyer, in writing, prior to that time of its intention not to deliver a Veto Notice): (A) the Buyer may settle the Third Party Claim on the terms set out in the Third Party Claim Notice (without the consent of the Sellers' Agent); and (B) AS's right to contest any Warranty Claim relating to the Third Party Claim shall remain unaffected,

18 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (b) the Buyer shall procure that the Company consults with AS in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim; and (c) the Buyer shall, and shall procure that the Company shall, provide AS with reasonable information as to the progress of the Third Party Claim upon request, provided always that: (x) the Buyer shall not be required to take, continue to take, or omit to take any action under this clause 5.14 if such act or omission could cause damage to the goodwill of its business, that of the Company or any Group Member; and (y) the provisions of clause 5.14(a) shall not apply in respect of any Third Party Claim for which an application for injunctive relief is being sought or made by the Buyer or the Company after Completion. 5.15 With effect from the Retention End Date, references in clause 5.14 to "the Sellers' Agent" shall be replaced by or interpreted as references to "AS". Buyer's Duty to Mitigate 5.16 Without prejudice to any duty it may have at common law or otherwise the Buyer shall use all reasonable endeavours to mitigate any loss or damage which it may suffer in consequence of any Claim (other than a claim under the Tax Deed). Damages Payments 5.17 If any payment is made to the Buyer under this agreement by way of damages in respect of a Warranty Claim (the "Damages Payment") and the Company or the Buyer receives damages from any third party which it would not have received but for the circumstances giving rise to the Warranty Claim in respect of which the Damages Payment was made, the Buyer shall, once it or the Company has received such benefit, forthwith repay to the relevant Seller(s) the Damages Payment in so far as it does not exceed the value of the benefit recovered from the third party less any costs of recovery. Rescission 5.18 The parties shall not be entitled to rescind this agreement after Completion in any circumstances. 6. Completion 6.1 The sale and purchase of the Sale Shares shall be completed at the offices of the Buyer's Solicitors on the Completion Date (or at any other time or place agreed by the parties in writing). 6.2 On Completion the Sellers shall deliver (or take all reasonable steps to procure delivery of) to the Buyer: (a) completed and signed transfers of the Sale Shares to the Buyer or as it directs and the related share certificates (or an indemnity for any lost share certificates, in the agreed form); (b) if required by the Buyer, any document necessary in order to enable the Buyer or its nominees to be registered as the holder of the Sale Shares free from Encumbrances;

19 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (c) the statutory books of the Company complete and accurate up to Completion and any company seal(s), certificate of incorporation, certificates of incorporation on change of name and all unused share certificates of the Company and all cheque books of the Company; (d) a signed deed between each Seller and the Company acknowledging that except for remuneration or reimbursement of expenses details of which are specified in such deed, there is no outstanding indebtedness owing at Completion from the Company to any such Seller or to any such Seller's Associate or vice versa; (e) a signed deed between each of the Sellers and the Company terminating the investment agreement dated 5 March 2010 (as amended on 28 September 2012); (f) letters of resignation in agreed form from each director of the Company and the secretary of the Company; (g) the Tax Deed signed by AS; (h) the Disclosure Letter signed by AS; (i) the Share Award Agreement signed by AS; (j) a waiver of accrued holiday entitlement, in the agreed form, signed by AS; (k) the ITEPA Election signed by AS; (l) the NIC Election signed by AS and the Company; (m) revised service agreement in agreed form between the Company and AS signed by the parties; (n) a duly signed and dated copy of the iTransition agreement in the agreed form; (o) a duly signed and dated copy of the Aptean agreement in the agreed form; (p) the Instruction Letter signed by the Sellers; and (q) a copy of the source code in relation to all the Company's code. 6.3 On Completion the Sellers shall procure the holding of a meeting of the directors of the Company to do such of the following things as are applicable to it: (a) approve (subject to stamping) the transfers referred to in clause 6.2(a); (b) appoint the persons nominated by the Buyer as directors and the secretary (if any); (c) note the resignations referred to in clauses 6.2(f); (d) approve the document referred to in clause 6.2(m) and authorise one or more of the directors to execute it on behalf of the Company; (e) cancel the existing bank mandates and replace them with new mandates as requested by the Buyer; and

20 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (f) approve the handing over of the Company's Company Authentication Code to the Buyer. 6.4 On Completion the Buyer shall: (a) subject to clauses 3.5 to 3.7, pay the Cash Consideration by electronic funds transfer in the manner specified in clause 3.2 which payment shall constitute a good discharge for the Buyer of its obligations to pay that amount; (b) make the payments to the Company as required by clauses 3.5, 3.6 and 3.7 on behalf of the relevant Sellers which payment shall constitute a good discharge for the Buyer of its obligations to pay that amount; (c) pay the Loan Note Interest WHT Amount by electronic funds transfer to the bank account of the Company at HSBC sort code 40-04-09, account number 21823272; (d) on behalf of the Company pay an amount equal to the: (i) Sellers' USD Transaction Costs to the Sellers' Solicitors USD Account; (ii) Sellers' GBP Transaction Costs to the Sellers' Solicitors GBP Account; (iii) Loan Note Interest Net Amount by electronic funds transfer to the Sellers' Solicitors USD Account, such payments to be treated as a loan by the Buyer to the Company, and which payment shall constitute a good discharge for the Company of its obligations to pay such amounts; (e) deliver to the Sellers or to the Sellers' Solicitors (whose receipt shall be a sufficient discharge): (i) a counterpart of the Tax Deed executed by the Buyer; (ii) a counterpart of the Share Award Agreement executed by the Buyer; (iii) a counterpart of the Disclosure Letter executed by the Buyer; (iv) a certified copy of the minutes of the board of directors of the Buyer authorising the execution and performance by the Buyer of its obligations under this agreement, the Tax Deed, and the Share Award Agreement; (v) a counterpart of the ITEPA Election for AS signed by the Buyer; (vi) a counterpart of Instruction Letter signed by the Buyer and (f) take any action necessary or desirable for the implementation of the Share Award Agreement. 7. Post-Completion 7.1 Each Seller shall and shall procure that any other necessary party shall execute all such deeds and documents and do all such acts and things as the Buyer may from time to time reasonably require to transfer to the Buyer the legal and beneficial ownership of their Sale Shares.

21 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 7.2 AS shall, and shall use all reasonable endeavours to procure that any other necessary party shall, execute all such deeds and documents and do all such acts and things as the Buyer may from time to time reasonably request in writing to AS to transfer to the Buyer (or as it may direct) the legal and beneficial ownership of the domain names listed in part D of schedule 3, which are not registered in the name of the Company as at Completion. 7.3 Each Seller: (a) to secure the Buyer's interests under this agreement irrevocably appoints the Buyer to be his attorney pending the Buyer's registration as a member of the Company with power on that Seller's behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Buyer would be entitled to execute, deliver and do and exercise if the Buyer was registered as the holder of the Sale Shares with power to sub-delegate this power and power to appoint a substitute attorney in addition to the Buyer; and (b) agrees that for so long as any Sale Shares remain registered in his name he will: (i) not exercise any of his rights as a member of the Company or appoint any other person to exercise such rights; (ii) hold on trust for and pay or deliver to the Buyer any distributions or notices, documents or other communications which may be received after the date of this agreement by that Seller in his capacity as a member of the Company from the Company or any third party; and (iii) on request by the Buyer ratify all documents executed and acts properly done by the Buyer as his attorney. 7.4 Following Completion, the Buyer shall procure that the Company: (a) issues a statement in accordance with section 975 of the Income Tax Act 2007 in respect of the interest paid on the Loan Notes; and (b) account to HM Revenue and Customs for the amount of any tax deducted from such payment in accordance with Chapter 15 of Part 15 of the Income Tax Act 2007. 8. Non-competition Restrictions 8.1 Subject to clause 8.7, each of the Restricted Persons undertake with the Buyer, as separate and independent agreements, that after Completion he will not either himself or by an agent and either on his own account or by or in association with or for the benefit of any other person directly or indirectly: (a) for the period of 3 years from Completion: (i) take up or hold or seek to take up or hold any office in or with any business which is engaged in the Prohibited Business within the Prohibited Area; (ii) take up or hold any post or position which enables him to exercise whether personally or by an agent and whether on his own account or

22 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 in association with or for the benefit of any other person a controlling influence over any business which is engaged in the Prohibited Business within the Prohibited Area; or (iii) take up or hold any engagement or consultancy with any person which is engaged in the Prohibited Business within the Prohibited Area, which results or would result in the applicable individual being engaged in business activities which are in competition with the Prohibited Business as carried on by the Company; but this clause shall not preclude him from being (or seeking to be) engaged by a business whose activities include the Prohibited Business so long as he is not directly or indirectly engaged in or otherwise responsible for the Prohibited Business; (b) for the period of 3 years from Completion and within the Prohibited Area either personally or by an agent and either on his own account or by or in association with any other person or otherwise directly or indirectly engage or seek to engage in any capacity in the Prohibited Business except that he may hold as an investment not more than 3% of the issued share capital of a company listed or quoted on a market operated by a Recognised Investment Exchange; (c) for the period of 3 years from Completion and within the Prohibited Area deal with any Customer of the Company in connection with any goods or services competing with those provided by the Company in the course of the Prohibited Business but this shall not preclude him from dealing with a business whose activities include the Prohibited Business so long as he does not either directly or indirectly deal in goods or services competing with the Prohibited Business as carried on by the Company; (d) for the period of 3 years from Completion and within the Prohibited Area canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from the Company any person for orders or instructions in respect of any goods or services provided to or supplied by the Company in the course of the Prohibited Business and with whom the Company has transacted the Prohibited Business as a customer or as a supplier; (e) for the period of 3 years from Completion solicit or seek to entice away from the Company, or aid or assist any other person or persons in employing or otherwise retaining the services of anyone who is employed by the Company or who is a Consultant at Completion and who is at Completion employed or engaged in: (i) research, development, engineering or production; (ii) sales, marketing or distribution including establishing or maintaining relationships or dealings with Customers; or (iii) establishing or maintaining relationships or dealings with Suppliers, otherwise than in a junior administrative or secretarial capacity; (f) employ or otherwise retain the services of any of such person as is mentioned in clause 8.1(e) otherwise than in a junior administrative or secretarial capacity; or

23 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (g) use or display any name, trade or service marks, trade or service names, domain names or logos used by the Company or any confusingly similar names, marks, domain names, or logos. 8.2 Subject to clause 8.7, each of Mark White, Kevin Starr and Andrew Rushton (together with AS and Marc Gross, each a "Non-Compete Party") undertake with the Buyer, as separate and independent agreements, that after Completion he will not: (a) for the period of 2 years from Completion: (i) take up or hold any office in or with; (ii) provide consultancy services to; or (iii) be interested in any equity or quasi-equity interest in, any business which is engaged in the Restricted Business within the European Union or the US, if to do so would result in the applicable individual being engaged in business activities which are in direct competition with the Restricted Business as carried on by the Company as at the Completion Date; (b) use or display any name, trade or service marks, trade or service names, domain names or logos used by the Company or any confusingly similar names, marks, domain names, or logos without the explicit written permission of the Company, provided that: (A) nothing in clause 8.2(a) shall preclude the relevant individual from: (x) being engaged by a business whose activities include the Restricted Business so long as he is not directly or indirectly engaged in or otherwise responsible for the Restricted Business; (y) holding not more than 3% of the issued share capital of a company listed or quoted on a market operated by a Recognised Investment Exchange; and (B) in this clause 8.2, "Restricted Business" means the business of online, Software-As-A-Service, self service tools and API webservices for universal product and global tariff classification and import duty and tax calculations of a type being sold by the Company as at the Completion Date. 8.3 Subject to clause 8.7, each Non-Compete Party undertakes to the Buyer that at all times he will not either himself or by an agent and either on its own account or by or in association with or for the benefit of any other person directly or indirectly represent itself to be connected with or interested in: (a) in the case of the Restricted Persons, the Prohibited Business; and (b) in the case of Mark White, Kevin Starr and Andrew Rushton, the Restricted Business. 8.4 Each Non-Compete Party undertakes that (save in the normal course of employment by the Buyer and any of its Group Members (including the Company)), if applicable, he will not before the third anniversary of the Completion Date or, if later, at any time whilst the Company uses, or has any right to use, any of the names set out below,

24 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 directly or indirectly, use in connection with any trade or business which competes with or is similar to that of the Company the names of: (a) Duty Calculator; (b) Customs Calculator; (c) Bundle Tech; (d) Bundle Buck; or (e) any name resembling them or capable of confusion with them. 8.5 Each Non-Compete Party acknowledges that the undertakings which are applicable to him in clauses 8.1, 8.2 and 8.3 are reasonable; are integral to the terms on which the Buyer has agreed to purchase the Sale Shares and necessary for the implementation of the purchase; and that each of them is to be construed and take effect independently of the others. 8.6 If a breach of clauses 8.1, 8.2 or 8.3 occurs, each Non-Compete Party and the Buyer agree that damages alone are likely not to be sufficient compensation and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of the Buyer and of the Company and that injunctive relief (in addition to any other equitable remedies) may (subject to the discretion of the courts) be obtained. 8.7 A Non-Compete Party shall not be treated as committing a breach or violation of the provisions of this clause 8 when properly acting as a director, Consultant or Employee of the Company, the Buyer or any Group Member. 9. Confidentiality 9.1 Except for any information of the kind referred to in clause 9.2(e) which relates to matters other than the Company, all obligations of confidence owed by the Buyer to the Sellers in connection with this agreement or any negotiations leading to it shall (without prejudice to any previously accrued rights) cease on Completion. 9.2 Subject to clauses 9.1 and 9.3, each party undertakes to and shall, in the case of the Sellers, procure that each Member of its Group shall keep confidential any information which is obtained by it or any of Member of its Group which: (a) relates to the negotiation of this agreement or any document referred to in this agreement; (b) relates to the provisions or the subject matter of this agreement or of any document referred to in this agreement; (c) in the case of a Seller, relates to the Buyer or any Member of its Group (as such group is constituted immediately before Completion); (d) in the case of a Seller, is confidential information which he has acquired about the Company; and (e) in the case of the Buyer, relates to the Sellers, (collectively, "Confidential Information"). 9.3 Clause 9.2 does not apply to information to the extent that:

25 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (a) either party (or its Advisers or Associates) is required to disclose it by any Applicable Law or by a Competent Authority; (b) it is contained in any announcement or publication in agreed form; (c) it enters the public domain other than as a result of the unauthorised disclosure by a party or any of its Associates or its or their Advisers; (d) it is in the possession of either party or of any of its Associates or its or their Advisers free from any restriction as to its use or disclosure having been obtained otherwise than from the other party for the purposes of this agreement; (e) a party has disclosed it to any of its Associates or its or their Advisers who need to know such information for the purposes of advising in relation to or furthering the provisions of this agreement and who are aware of the obligations of confidentiality and agree to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed. 9.4 Subject to clause 9.5, in the case of the Sellers no information to which clause 9.3(a) applies may be disclosed by a party unless that party has (so far as it is able): (a) given to the Buyer at least 10 Business Days' written notice to the non- disclosing party of such proposed disclosure; (b) consulted with the non-disclosing party; and (c) agreed with the non-disclosing party the content of the disclosure. 9.5 The non-disclosing party may not request amendments under clause 9.4 or otherwise limit disclosure under clause 9.4 in a manner which would prevent the disclosing party from complying with the requirements referred to in clause 9.3(a). 10. Competition Act 1998 If a Seller receives a notice under Schedule 1, paragraph 4(2) of the Competition Act 1998 relating to the Company or this agreement or any agreement or concerted practice of which it forms part, he shall immediately send a copy of it to the Buyer. The Sellers and the Buyer shall co-operate in good faith to enable the Buyer to respond fully and completely to any such notice within 10 Business Days of receipt. 11. Notices and other communications 11.1 Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in English in accordance with the following provisions of this clause. 11.2 Any notice or communication to be given or made under or in connection with this agreement may be: (a) delivered or sent by post to: the Buyer the address set out on page 1 of this agreement

26 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 the Sellers (or any of them) (other than AS) Stadionweg 29, 1077 RW, Amsterdam, The Netherlands AS the address set out next to his name in schedule 1 (such addresses being referred to below as the "Postal Address" of the relevant party); or (b) sent by fax (if specified below), email or other electronic communication, to: the Buyer 212-244-3691 ed.neumann@borderfree.com the Sellers (or any of them) (other than AS) rboonstoppel@planet.nl AS andre.schmidt@gmail.com and shall be marked in the case of the Buyer for the attention of the Chief Financial Officer and in the case of the Sellers, for the attention of the Sellers' Agent. 11.3 Any notice or other communication so delivered or sent shall (subject to the provisions of clause 11.4(c)) be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days. 11.4 Where any party has given notice to the others of any different address or number to be used for the purposes of this clause then such different address or number shall be substituted for that shown above. For the purposes of this clause: (a) "Relevant Day" means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party; (b) any reference to a time is to the time at the Postal Address of the receiving party; (c) reference to an electronic communication being received shall, in the case of a party which is a corporate body or partnership, mean receipt at a server located in any office of the corporate body or partnership and, in the case of a party who is an individual, shall mean receipt on equipment owned (or used for reading electronic communications) by the individual which receipt shall, notwithstanding the provisions of clause 11.3, and in the absence of evidence of earlier receipt, be deemed to have occurred 96 hours after sending; and (d) "electronic communication" has the same meaning as in the Electronic Communications Act 2000. 11.5 Prior to the Retention End Date, any notice or other communication delivered or sent, or required to be delivered or sent, to AS shall also be delivered or sent to the Sellers' Agent.

27 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 11.6 After the Retention End Date, any notice or other communication delivered or sent, or required to be delivered or sent, to the Sellers' Agent shall also be delivered or sent to AS. 12. Third party rights 12.1 The obligations of confidentiality in paragraphs (a), (b), (c) and (d) of clause 9.2 are assumed for the benefit of the Company. The Company may rely on and enforce the obligations of confidentiality accepted by the Sellers with the written consent of the Buyer. 12.2 Any person to whom the Warranties or any other rights of the Buyer under this agreement are assigned under clause 13 may rely on and enforce the Warranties and any such rights. 12.3 The Sellers and the Buyer may by agreement in writing vary the provisions of this agreement without the consent of any third party and, accordingly, section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply. 12.4 Except: (a) as provided in clauses 12.1 and 12.2; and (b) for any indemnity expressed to be given in favour of or any obligation expressed to be owed to the Company, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party. 13. Assignment No party may assign, transfer, sub-license, charge or deal in any with its rights under this agreement without the prior written consent of the other parties, except that the Buyer may assign all or any portion of this agreement or its rights hereunder to any of the Buyer's financing sources as collateral security, provided that any such assignment by the Buyer shall not relieve the Buyer from any of its obligations hereunder. 14. Entire agreement 14.1 The Transaction Documents: (a) constitute the entire agreement between the parties about the subject matter of this agreement; and (b) (in relation to such subject matter) supersede and extinguish all earlier understandings and agreements between any of the parties and all earlier representations by any party. 14.2 The parties have not entered into any of the Transaction Documents in reliance upon any representation, warranty or promise. 14.3 No representation or warranty or any other term is to be implied in the Transaction Documents whether by virtue of any usage or course of dealing or otherwise except as expressly set out in them.

28 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 14.4 If a party has made or given any representation, warranty or promise or otherwise made any innocent or negligent misrepresentation then, (except to the extent that it has been expressly set out in the Transaction Documents) the party to whom it is given or made waives any rights or remedies which it may have in respect of it and agrees that the other party shall have no liability in respect of it. No party shall have any claim for innocent or negligent misrepresentation based upon any statement in the Transaction Documents. 14.5 This clause shall not exclude the liability of a party for fraud or fraudulent misrepresentation. 15. Miscellaneous 15.1 Each party shall bear its own costs incurred in relation to the negotiation and preparation of this agreement and matters incidental to this agreement. 15.2 This agreement shall so far as it remains to be performed after Completion continue in force notwithstanding Completion and the rights of the Buyer in respect of any Transaction Document shall not be affected by Completion. 15.3 No waiver by a party of any requirement of this agreement or any right which he has under it shall be valid unless such waiver is in writing signed by him. 15.4 No omission to exercise, or delay by the Buyer in exercising, any right under this agreement shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude the exercise of any other right. 15.5 The Buyer may release or compromise the liability of, or institute proceedings or obtain judgment against, a Seller under this agreement, or grant to a Seller time or other indulgence without affecting the liability of any other Seller under this agreement or the Buyer's rights against any other party. 15.6 The rights conferred on the Buyer in this agreement are cumulative and in addition to all other rights available to the Buyer. 15.7 This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument. 15.8 If a term of this agreement shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected. 15.9 No Seller shall be relieved of any liability to the Buyer under this agreement by reason of the failure by any other Seller to execute any Transaction Document. (a) Each Seller irrevocably appoints Roeland Boonstoppel as the Seller's Agent as his agent to negotiate, determine and agree the adjustment to the Consideration made in accordance with schedule 8 or 9 and to negotiate and settle any dispute with the Buyer as to such adjustment or amount or otherwise arising in connection with this agreement. AS irrevocably appoints Roeland Boonstoppel as the Seller's Agent prior to the Retention End Date as his agent to negotiate, determine and agree any Claim and to negotiate and settle any dispute with the Buyer as to such Claim or amount or otherwise arising in connection with this agreement or the Tax Deed. 15.10 The Sellers' Agent may on behalf of any Seller:

29 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (a) give or receive any notice or consent or make any agreement; or (b) take any other action, which the Sellers may give, receive, make or take under or in connection with any Transaction Document. 15.11 Upon the death, resignation or incapacity of the Sellers’ Agent, or at any time or from time to time, a successor may be appointed by the other Sellers, but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor Sellers’ Agent is provided to the Buyer. 15.12 If a successor Sellers’ Agent is not appointed pursuant to clause 15.11 within 21 days of such event, the Sellers’ Agent shall be the individual Seller who had the largest holding of Sale Shares before Completion (not being the retiring Sellers’ Agent) and who agrees in writing to accept such appointment. 15.13 Each of the Sellers and the Sellers’ Agent agree as follows: (a) no provisions of this agreement shall require the Sellers’ Agent to expend or risk his own funds or incur any liability (other than in his capacity as a Seller); (b) the Sellers’ Agent may act through his attorneys, advisers and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care; (c) the Sellers’ Agent shall not be liable for any action he takes or omits to take in good faith that he believes to be authorised or within the rights or powers conferred upon him by this agreement and the Transaction Documents; and (d) the Sellers shall reimburse the Sellers’ Agent (in the Agreed Proportions) promptly on request for all reasonable disbursements, advances and expenses incurred or made by him in acting as Sellers’ Agent. 16. Governing law The governing law of this agreement, and of any claim, dispute or issue arising out of or in connection with this agreement or its subject matter (including non-contractual claims), shall be that of England and Wales. 17. Jurisdiction 17.1 The courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue between the parties whether arising out of or in connection with this agreement or its subject matter, or otherwise (including non-contractual claims). Such jurisdiction shall be exclusive and each party agrees that he will not institute proceedings (except as permitted by clause 17.2) in the courts of any country other than England and Wales. The parties to this agreement irrevocably submit to such jurisdiction and waive any objection to it, on the ground of inconvenient forum or otherwise. No party shall oppose the recognition or enforcement of a judgment, order or decision of those courts in respect of any such claim or dispute by the courts of any state which, under the laws and rules applicable in that state, are competent or able to grant such recognition or enforcement.

30 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 17.2 A party may bring proceedings in the courts of any state other than England and Wales for the purpose of seeking: (a) an injunction, order or other non-monetary relief (or its equivalent in such other state); and/or (b) any relief or remedy which, if it (or its equivalent) were granted by the courts of England and Wales, would not be enforceable in such other state. 18. Process Agent The Buyer (the "Appointor") appoints Taylor Wessing Process Service Limited of 5 New Street Square, London EC4A 3TW as process agent to receive on its behalf service of process in any action in England. Service upon the process agent shall be good service upon the Appointor whether or not it is forwarded to and received by the Appointor. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Appointor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Seller’s Agent and to deliver to the Seller’s Agent a copy of the substitute process agent's acceptance of that appointment within 10 Business Days of such appointment. In the event that the Appointor fails to appoint a substitute process agent, it shall be effective service for the Sellers to serve the process upon the last known address notwithstanding that such process agent is no longer found at such address or has ceased to act.

31 UKMATTERS:33163861.1 SCHEDULE 7 Part A – Fundamental Warranties 1. Part 1 - Title and Authorisation 1.1 Title and matters affecting the Sale Shares (a) The relevant Seller is the sole legal and beneficial owner of the number of Sale Shares listed against its name in schedule 1. (b) The relevant Seller is not a minor, bankrupt, or person of unsound mind or otherwise under any legal disability that may prejudice the sale of his Sale Shares. (c) The Sale Shares constitute the whole of the issued share capital of the Company. (d) The Sale Shares listed against the relevant Seller's name in schedule 1 are fully paid or credited as fully paid and there is no Encumbrance on those Sale Shares or any arrangements or obligations to create any Encumbrances on those Sale Shares and the relevant Seller is not aware of any claim having been made by any person that they are entitled to have the benefit of any such Encumbrance. (e) Except under the employee incentive schemes details of which are set out in or the plan rules for which are annexed to the Disclosure Letter, there is no share option scheme or other agreement or arrangement which obliges the Company to issue shares or to buy back or redeem any issued shares. 1.2 Authorisation (a) The relevant Seller has power to enter into and to perform its obligations under each Transaction Document to which it is party which will, when executed, constitute binding obligations on it in accordance with its terms. (b) The execution and delivery of, and the performance by the relevant Seller of its obligations under, each Transaction Document to which it is party: (i) does not require the consent of any third party; and (ii) will not result in a breach of or entitle any third party to terminate or avoid any agreement, arrangement, order, judgment or decree of any court or any governmental agency to which it is a party or by which it or any of its assets is bound or from which it benefits.

32 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 Part B - Warranties 2. Part 2 – Constitution 2.1 Financial Services and Markets Act 2000 ("FSMA") No Seller has communicated with any other Seller in relation to the sale of the Sale Shares in breach of section 21 of FSMA or engaged in any regulated activity in breach of section 19 of FSMA. 2.2 Shares (a) The Sale Shares constitute the whole of the issued share capital of the Company. (b) No person has any present, future or contingent right to call for the allotment, conversion, or transfer of or to be entered in the register of members as the holder of any share or loan capital of the Company and there is no Encumbrance on the Sale Shares or any arrangements or obligations to create any Encumbrances. No claim has been made by any person that they are entitled to any such right or have the benefit of any such Encumbrance. (c) No claim has been made by any person to be entitled to any right referred to in Warranty 2.2(b) above or the right to have an Encumbrance on the Sale Shares created in his favour. (d) Except under the employee incentive schemes which have been Disclosed, there is no share option scheme or other agreement or arrangement which obliges the Company to issue shares or to buy back or redeem any issued shares. 2.3 Constitution and overseas assets (a) An accurate copy of the certificate of incorporation and articles of association (and each certificate of incorporation on change of name) of the Company (having embodied in it or annexed to it a copy of each resolution or agreement referred to in section 29(1) of the Companies Act) is attached to the Disclosure Letter. Such documents contain full details of the rights and restrictions attached to the share capital of the Company, and all such resolutions have been properly passed as resolutions of the Company and duly filed with the Registrar of Companies. (b) The Company has no assets outside the United Kingdom nor does it have a branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders) outside the United Kingdom. 2.4 Books and registers (a) The register of members and statutory books of the Company contain accurate records of the members of the Company and all the other information which they are required to contain under the Companies Act. All returns, particulars, resolutions and other documents required to be delivered by the Company to the Registrar of Companies under the 1985 Act or the Companies Act have been duly delivered and no fines or penalties are outstanding. (b) The Company has not received any notice of any application nor is AS aware of any intended application for the rectification of its register of members.

33 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 2.5 Directors, share capital and loan capital (a) The only Directors of the Company are the persons whose names are listed in respect of it in schedule 2 and the Company has not any alternate, de facto or shadow directors nor any observer or other person entitled or accustomed to attend at or receive notice of board meetings or have any say or right to vote at board meetings. (b) The Company has not provided any financial assistance as defined in section 152(1) of the 1985 Act or section 677 of the Companies Act directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred. (c) The Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorising any such redemption or purchase or entered into or agreed to enter into any contract relating to shares in the Company or passed any resolutions approving any capitalisation of reserves. (d) The Company has not reduced its share capital or passed any resolutions authorising any such reduction. (e) The Company has no outstanding loan capital. (f) No share in the capital of the Company has been issued for a consideration other than cash. (g) No share in the capital of the Company has been issued or transferred except in accordance with its articles of association (and, if the share was issued or transferred before 1 October 2009, its memorandum of association). (h) The Company has no interest in any business other than that of the Company. 3. Part 3 - Accounting and Financial 3.1 The Accounts (a) A copy of the Accounts is attached to the Disclosure Letter. (b) The Accounts and the statutory accounts of the Company for each of the three years immediately preceding its financial year ended on the Accounts Date were prepared in accordance with all applicable Accounting Requirements at the date preparation and give a true and fair view of the assets, liabilities and state of affairs of the Company at the Accounts Date and of the profits or losses for the period concerned. (c) The Accounts make adequate provision for, reserve for or disclose, as appropriate: (i) all liabilities, whether actual, contingent, unquantified or disputed; (ii) all capital commitments, whether actual or contingent; (iii) all bad debts; (iv) all exceptional items;

34 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (v) all changes in accounting policies; and (vi) all transactions with any Seller, Seller's Associate, Director or Associate of a Director, of the Company as at the Accounts Date. (d) The Accounts of the Company were prepared on a basis consistent with that adopted in preparing the statutory accounts of the Company for the previous three financial years. (e) In the Accounts and in the statutory accounts of the Company for the three immediately preceding financial years: (i) fixed assets have been depreciated in accordance with FRS 15; and (ii) the stock in trade and work in progress of the Company have been treated in accordance with SSAP 9 and no change has been made in basis of valuation of stock and work in progress since the Incorporation Date. (f) No amount included in the Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or (in the case of current assets) its net realisable value as at the Accounts Date. (g) The Accounts have not been affected by any unusual, extraordinary, exceptional or non-recurring items. 3.2 The Management Accounts (a) A copy of the Management Accounts is attached to the Disclosure Letter. (b) The Management Accounts have been prepared with due care and attention in accordance with accounting principles used by the Company in the course of preparing management accounts for the Company during the two year period ending on the date of this agreement. (c) The Management Accounts as at their date and for the period to which they relate, fairly reflect: (i) the financial and trading position of the Company; and (ii) the assets and liabilities and profits and losses of the Company. 3.3 Books and records (a) All the accounts, books and ledgers and financial and other material records of the Company have been properly kept (in accordance with sections 386 to 389 of the Companies Act) and are within the Company's possession and control and all material transactions relating to its business have been correctly recorded in them. (b) The original documents of title relating to the assets of the Company are in its possession and control. (c) The Company does not have any of its records, systems, controls, data or information, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access) are not under the exclusive ownership and direct control of it.

35 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 3.4 Bank accounts, Indebtedness and Encumbrances (a) In respect of the Company: (i) a list of all its bank, building society, investment and deposit accounts and of the credit or debit balances on them at the Business Day before the date of this agreement is attached to the Disclosure Letter; (ii) since the production of the list referred to in paragraph 3.4(a)(i) there have been no payments out of any such accounts otherwise than in the ordinary course of business; (iii) the total value of the unpresented cheques drawn by it does not exceed £10,000; (iv) it has not incurred any Indebtedness which it has not repaid or satisfied; (v) the amount borrowed by it does not exceed any limitation on its borrowing contained in its articles of association or in any debenture or other deed or document binding on it; (vi) it has not received demand for repayment of any borrowing or indebtedness in the nature of borrowing which is repayable on demand, and there has not occurred any event which would entitle (or which with the giving of notice and/or the lapse of time and/or a relevant determination would entitle) any person to require early repayment of any borrowing or indebtedness in the nature of borrowing; (vii) it has no bank overdraft facilities, acceptance credits or other financial facilities outstanding or available to it; (viii) it has not entered into nor is it negotiating to enter into any debt factoring, discounting or inventory finance arrangement; (ix) it has not engaged in any off balance sheet financing or any financing of a type which it would not be required to show in the Accounts if such arrangement or financing been entered into on or before the Accounts Date; and (x) it has not entered into nor is it negotiating to enter into any currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other currency exchange or interest rate protection transaction or combination of them or any option or any similar arrangement. (b) All Encumbrances created by or in favour of the Company which are required to be registered in accordance with the provisions of the Companies Act (or were required by the 1985 Act) or in any other relevant jurisdiction have been so registered and comply with all necessary formalities as to registration or otherwise in that jurisdiction; and the registered particulars of Encumbrances created by or in favour of the Company are complete and accurate.. 3.5 Liabilities, debts, and solvency (a) The Company has no material liabilities (including contingent or disputed material debts) except liabilities:

36 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (i) for which adequate provision has been made in the Accounts or the Management Accounts; and (ii) which have arisen in the ordinary and usual course of trading since the Management Accounts Date. (b) No sum shown in the Management Accounts, in respect of debtors is represented by debts which at the Management Accounts Date were more than 30 days overdue for payment. (c) So far as AS is aware, all debts owed to the Company at the date of this agreement will realise their full value and be good and collectable within 30 days of their due date for payment and, so far as AS is aware, none of such debts is subject to any counterclaim or set-off. (d) The Company is not owed any sums other than debts incurred in the ordinary course of trading. (e) No event has occurred causing, or which on intervention or notice by any third party may cause, any floating charge created by the Company to crystallise or any charge created by it to become enforceable, nor has any crystallisation occurred or is any such enforcement in process. (f) No Insolvency Event has occurred in relation to the Company. (g) The Company has not been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the Insolvency Act 1986. (h) So far as AS is aware, no person who is or has at any time within the last three years been a Director or officer of the Company has at any material time been subject to any disqualification order under the Companies Act or under any other legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a director disqualification order being made. 3.6 Grants The Company has not applied for or received any investment grant, building grant, grant under the Local Employment Acts 1970 or 1972 or any other governmental grant or allowance or loan subsidy or financial assistance. 4. Part 4 - General Commercial 4.1 Information provided The facts set out in the introduction and in the schedules to this agreement are accurate in all material respects.

37 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 4.2 Assets (a) The Company is the sole legal and beneficial owner of the assets used in its business or held at the Real Property free from any retention of title arrangement or other Encumbrance. (b) In relation to any assets held by the Company under any hire, hire purchase, conditional or credit sale, leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which on intervention or notice by the third party may entitle, the third party to repossess the assets concerned or to terminate the agreement or any licence in respect of it. (c) There is attached to the Disclosure Letter a schedule of fixed assets, including plant, machinery, tools, vehicles and equipment owned by the Company. (d) There is attached to the Disclosure Letter a schedule of fixed assets, including plant, machinery, tools, vehicles and equipment used or possessed but not owned by the Company specifying separately any asset used by the Company which is provided to it by any officer, shareholder, Employee or any Associate of any of them. (e) There are no assets not owned or leased by the Company which it requires in order to carry on its business in the manner it is carried on as at the date of this agreement. (f) In respect of the fixed and moveable plant and machinery, vehicles, office furniture and equipment and other assets owned and/or used by the Company: (i) each item is: (A) in the possession and control of the Company; and (B) in good repair and condition (fair wear and tear excepted); and (C) listed in the asset register of the Company as attached to the Disclosure Letter; (ii) no item: (A) is a risk to health or safety or otherwise dangerous if employed in the manner in which it is intended to be employed; (B) at the date hereof requires replacements or additions costing more than £10,000 in total; or (C) has been materially adversely affected by fire or adverse weather conditions; and (iii) subject to normal wear and tear, all such assets are and are expected to remain in good repair over the period of time during which they will be written down to a nil value in the accounts of the Company. (g) Maintenance contracts are in force for all the assets of the Company which it is obliged to maintain or repair under any agreement. (h) The Company has not entered into any leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for

38 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 payment on deferred terms or any similar agreement or arrangement in respect of any of its assets. 4.3 Product and Services (a) There is attached to the Disclosure Letter a list of all current Products and Services provided by the Company as at the date of this Agreement. (b) A copy of each form of standard terms of contract or business used by the Company during the past six years is attached to the Disclosure Letter. Except as provided in such standard terms or as implied by law the Company has not given any guarantee or warranty or made any representation or assumed any liability or obligation in respect of the Products or the Services which would apply after the Products or the Services have been sold or supplied by the Company. (c) The Company has not supplied any Product or performed any Service other than those of the types listed in the Disclosure Letter. 4.4 Change of control There is no agreement to which the Company is a party, which on the execution of this agreement or on Completion or as a result of the performance of this Agreement will result in: (a) any third party being relieved of any obligation or becoming entitled to exercise any right (including a right of termination or any right of pre-emption or other option); or (b) the Company being in default under any agreement or arrangement or losing any benefit, right or licence which it currently enjoys; or (c) a liability or obligation of the Company being created or increased. 4.5 Material contracts (a) There is no current binding agreement or arrangement whether or not in writing to which the Company is a party: (i) which was entered into otherwise than at arm's length or outside the ordinary course of business; (ii) under which the Company gives any guarantee, performance or other bond, indemnity, letter of comfort or similar commitment (whether or not legally binding) in relation to, or stands surety for, the obligations of any third party; (iii) under which any person has (otherwise than in the ordinary and usual course of trading) incurred any financial indebtedness or liability (actual or contingent) to the Company or vice versa or has given any performance bond or other bond in relation to any of the obligations of the Company; (iv) which establishes any joint venture, cooperation agreement or arrangement, consortium or profit or loss sharing agreement or arrangement;

39 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (v) which involves future capital expenditure by the Company exceeding £5,000; (vi) which will result in the Company becoming liable for any finder's fee, brokerage or other commission in connection with this agreement; (vii) to which the provisions of section 182 of the Companies Act (directors to disclose interest in existing transactions or arrangements) apply or would apply if prior declaration had not been made under section 177 of the Companies Act; (viii) to which any of the following provisions of the Companies Act apply: section 190 (substantial property transactions: requirement of members' approval) and/or sections 197 (loans to directors: requirement of members' approval) to 203 (related arrangements: requirement of members' approval); (ix) under which the Company remains subject to any actual or contingent liability which is not provided for in the Accounts or the Management Accounts relating to any company, business or undertaking which it has disposed of; (x) which is a power of attorney given by the Company or which gives any other authority which would enable any person to enter into any contract or commitment on behalf of the Company; (xi) which is any agency, distributorship, marketing, purchasing, licensing, management or administration (including the management or administering of the affairs of any company, firm, association or business organisation) agreement or arrangement or is an OEM Agreement; (xii) which is an unusual or abnormal contract having regard to the nature, scope and extent of the Company's business or the manner in which it has been carried on at the date of this agreement; (xiii) which involves payment by reference to fluctuations in the index of retail prices, or any other index, or in the rate of exchange of any currency or any interest rate; (xiv) which has more than three months left to run and which the Company cannot terminate by three months' notice or less without payment of compensation or damages; (xv) which the Company needs to remain in force in order that it can carry on its business in substantially the same manner as it is carried on at the date of this agreement but will terminate or can be terminated by another party in the 12 month period following Completion; (xvi) which upon completion of the Company's obligations will or is likely to result in a loss to the Company which is not fully provided for in the Accounts or the Management Accounts or which will not make a normal margin of profit or which involves an abnormal degree of risk or which cannot readily be fulfilled or performed by the Company on time; (xvii) where the consideration receivable by the Company is not cash;

40 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (xviii) which, following Completion, would purport to bind the Buyer (or require the Company to procure compliance by the Buyer); (xix) under which the Company is subject to any liability (contingent or otherwise and including any liability to a third party under the Contracts (Rights of Third Parties) Act 1999) not fully provided for in the Accounts or the Management Accounts; (xx) which relates to the acquisition or disposal of companies, businesses or fixed assets by the Company either since the Incorporation Date or under which the Company or any other party has outstanding obligations; (xxi) which is an option or similar agreement or arrangement affecting any assets owned or used by the Company; or (xxii) which restricts the freedom of the Company to provide or take goods and services to or from any person. (b) There are attached to the Disclosure Letter complete copies of all agreements (which remain to be completed) entered into by the Company otherwise than on the standard terms of business of the Company for: (i) the development, manufacture, assembly, supply, maintenance, distribution, marketing and sale of Products or their components; and (ii) the supply of Services, by the Company. (c) AS has Disclosed all material recent and pending bids, tenders or other negotiations or offers which are likely to result in the Company entering into any agreement or arrangement of a kind described in Warranty 4.5(a) or 4.5(b). 4.6 Other agreements and arrangements (a) There are attached to the Disclosure Letter: (i) details of all warranties/guarantees provided by the Company in relation to the Products and the Services provided by it over the 3 years preceding the date of this agreement; and (ii) a list of all subcontractors of the Company and details of all sub- contracting arrangements in respect of the 3 years preceding the date of this agreement. (b) There are no oral agreements which, if they had been reduced to writing, would be of a kind which AS warrant to have been listed in or attached (in copy form) to the Disclosure Letter. 4.7 Major customers, clients and suppliers (a) No material customer or client of the Company has ceased or has indicated an intention to cease trading or dealing with the Company nor, so far as AS is aware is anticipated to make any substantial reduction in its trading or dealing with the Company.

41 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (b) Neither more than 5% of the total amount of all purchases, nor more than 5% of the total amount of all sales, of the Company are obtained or made from or to the same supplier or customer (including any Associate of such supplier or customer). 4.8 Regulatory matters - General (a) So far as AS is aware, the Company has been granted, and there are now in force all necessary Approvals for the sale, export, loan, hiring, leasing or supply of the Products, the provision of the Services and the proper carrying on of its business in the places and in the manner in which such business is now carried on. (b) So far as AS is aware, nothing has been done or omitted to be done whereby any person or regulatory body may be able to seek cancellation, rectification or any other modification of any regulatory Approval in any jurisdiction in which any such Approval has been granted or sought. (c) The Company has at all times carried on its business and affairs in accordance with its memorandum and articles of association and so far as AS is aware all applicable laws and regulations of the United Kingdom. (d) The Company does not carry on or purport to carry on, nor has it carried on or purported to carry on at any time since the Incorporation Date, any regulated activity in contravention of section 19 of the Financial Services and Markets Act 2000. (e) No governmental, administrative or regulatory authority has served a notice on the Company in respect of any of its assets or activities and AS is not aware of any circumstances likely to give rise to the service of such a notice. (f) There have not been and are not pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental, administrative or regulatory authority in respect of any of the affairs of the Company. (g) The Company has complied with all the material requirements of the Health and Safety at Work etc. Act 1974 and all other statutory requirements relating to the health and safety of its Employees. 4.9 Regulatory matters – Competition, merger control and regulatory (a) The Company is not and was not at any material time party to any: (i) agreement, arrangement, concerted practice or other practice; or (ii) merger, acquisition or joint venture, which: (i) contravenes or contravened; (ii) is or was invalidated by; (iii) requires or required notification or registration under; or

42 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (iv) has been the subject of notification or registration under, any competition, anti-trust, merger control, regulatory, monopoly, fair trading or similar legislation ("Competition Legislation"). Save that the Buyer is solely responsible for any merger control filings associated with the current transaction (if any). (b) So far as AS is aware, neither the Company nor any Employee, Consultant or Director has received any process, notice or communication (formal or informal) by or on behalf of any authority having jurisdiction in competition, anti- trust, merger control, regulatory, monopoly, fair trading, or similar matters (any such body or person being referred to below as a "Competition Authority") in respect of any suspected breach of any Competition Legislation and neither the Company nor any Employee, Consultant or Director has received any indication (from any source) that any such process, notice or communication might be issued or that any person might make or has made a complaint to a Competition Authority against the Company or any Employee, Consultant or Director. (c) So far as AS is aware, neither the Company nor any Employee, Consultant or Director has made any complaint or made any application for leniency or for a no-action letter to any Competition Authority in respect of any matter, whether or not the Company is or was a party to or is or was involved in such matter and no circumstances exist or have existed which may give rise to the Company or any Employee, Consultant or Director making any such complaint or making any application for leniency or for a no-action letter. (d) So far as AS is aware, no Director has been or is the subject of a Competition Disqualification Order within the meaning of section 204 of the Enterprise Act 2002 or has given any Competition Disqualification Undertaking within the meaning of section 9B(2) of the Company Directors Disqualification Act 1986 and no such Director is or has been the subject of an investigation, process notice or communication which may result in such an Order being made or undertaking being offered. (e) So far as AS is aware, no Employee, Consultant, or Director is or at any material time was guilty of an offence under section 188 of the Enterprise Act 2002 (the "Cartel Offence") or of any attempt, conspiracy or incitement to commit the cartel offence or of aiding, or abetting a person to commit the Cartel Offence. (f) So far as AS is aware, no Employee, Consultant or Director has been convicted of the Cartel Offence nor has been the subject of any investigation, process, notice or communication relating to the Cartel Offence. (g) The Company is not nor has been in receipt of any state aid within the meaning of Article 107 of the Treaty on the functioning of the European Union or Article 61 of the Agreement on the European Economic Area. 4.10 Transactions with Sellers, Directors, Employees and Consultants (a) There are no: (i) loans or quasi loans (as defined in the Companies Act) or credit transactions (as so defined) made by the Company to any Seller, Director, Employee or Consultant or in each case any of their respective Associates;

43 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (ii) debts owing to the Company from any Seller, Director, Employee or Consultant or in each case any of their respective Associates. (b) There are no mortgages, charges, guarantees or other security arrangements entered into by the Company in respect of any obligations of any Seller, Director, Employee or Consultant or in each case any of their respective Associates. (c) There are no existing contracts, transactions or arrangements to which the Company is a party in which any Seller, or so far as AS is aware any Sellers' Associate or Director is interested whether directly or indirectly, and the Company has not been a party to any such contracts, transactions or arrangements during the year preceding the date of this agreement. (d) No Seller nor any subsidiary or subsidiary undertaking of a Seller is at the date of this agreement, whether individually or with any other person or persons, engaged or concerned or interested (and whether by a holding of shares or otherwise) in any other business which competitive with that carried on by the Company. (e) The Company does not depend in any material respect on the use of any property, right or asset owned by, or facilities or services provided by, any Seller (other than services provided as an Employee), Director, Employee or Consultant or in each case any of their respective Associates. 4.11 Insurance (a) The Company and its assets are adequately insured against all relevant risk and details of the Company’s insurance policies have been Disclosed and all such insurance policies are currently in force. All premiums due in respect of the insurance policies Disclosed have been paid and the renewal date for each is a date at least 30 days after the date of Completion. (b) No claim is outstanding or is likely to be made under any of such insurance policies and no circumstances exist which are likely to give rise to any claim. 4.12 Claims, Disputes, Notifications and Investigations (a) The Company is not a party (whether as claimant or defendant or otherwise) to any claim, litigation, arbitration, prosecution or other legal or quasi legal proceedings or enquiry and the Company has not been engaged in any such claim, proceedings or enquiry during the three years before the date of this agreement and there are no claims or actions (whether criminal or civil) pending, threatened or so far as AS is aware anticipated by or against any of the Company or any Director, Employee or Consultant. (b) The Company is not in dispute with any of its suppliers or sub-contractors as to the quality, standard of work or reliability of parts, materials or components for the Products or as to late delivery or sums owed or otherwise. (c) The Company is not aware that any Products supplied or Services provided by it are defective or have or may have caused or contributed to any damage to property or personal injury and there is no dispute between the Company and any of its customers, licensees or clients. (d) There are no unfulfilled or unsatisfied judgments or court orders outstanding against the Company or which may affect any of them.

44 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 4.13 Membership of trade associations etc The Disclosure Letter lists any trade association or professional body of which the Company is a member and of the fees and other charges payable in respect of such membership. 4.14 Conduct of business since the Accounts Date (a) Since the Accounts Date: (i) no dividend or other distribution (within the meaning of that expression as contained in section 1000 or section 1064 of the CTA 2010) has been declared, paid or made by the Company; (ii) the Company has carried on its business as a going concern in its ordinary and usual course; (iii) the Company has not disposed of or parted with possession of any of its material assets or entered into any transaction or assumed or incurred any material liabilities or made any payment except in the ordinary and usual course of trading and at arm's length; (iv) the Company has not written off any material debt, no material debt has been released by the Company on terms that the debtor pays less than the book value of its debt, and no material debt owing to the Company has proved to any extent to be irrecoverable; (v) the Company has not entered into any contract involving material expenditure on capital account or the purchase of any capital equipment or other items of a capital nature; (vi) the profits of the Company have not been affected by changes or inconsistencies in accounting treatment, by any material non-recurring items of income or expenditure, by transactions of an abnormal nature or which have been entered into otherwise than on normal commercial terms; (vii) the business of the Company has not been materially or adversely affected by the loss of any customer which in either of the two financial years immediately preceding the Accounts Date accounted for 5 per cent or more of its turnover; (viii) no business of the Company has been materially adversely affected by the loss of any source of supply which: (A) in either of the two financial years immediately preceding the Accounts Date accounted for 5 per cent or more of total amount paid by the Company in such period for goods, services or equipment supplied to the Company; (B) was a supplier of goods, services or equipment to the Company for which there is no other readily available source of supply other than a supplier whose prices or charges exceed those of the lost source of supply by 5 per cent or more; (ix) no contract or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term having regard to similar contracts to which the Company is a party

45 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 or unusual nature, or which involves an obligation of a material nature or magnitude; (x) the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including any contingent liability) otherwise than in the ordinary and usual course of business; (xi) the Company has not disposed of or agreed to dispose of any asset for a consideration payable by instalments where any instalment remains unpaid; (xii) all payments of money received by the Company have been credited to its accounts with its bankers; (xiii) the Company has paid its creditors in accordance with the same policy as that adopted throughout the financial year ended on the Accounts Date; (xiv) there has not been any material change in the level of borrowing or in the working capital requirements of the Company; (xv) no provision in the accounting records has been released other than in the ordinary course of business. 4.15 Anti-corruption and Bribery (a) Neither the Company, nor any Director, officer, agent, Employee or other person acting for or on behalf of the Company is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable legislation or regulation on the giving or receiving of bribes in any other jurisdiction. (b) So far as AS is aware, no Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company, nor so far as AS is aware, has an Associated Person of the Company been bribed within the meaning given in section 2 of the Bribery Act 2010. (c) The Company has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent its Associated Persons from undertaking conduct which would constitute an offence under the Bribery Act 2010. (d) Neither the Company nor any Director, Employee or other person acting for or on behalf of the Company is or has been the subject of any investigation, or enquiry by, or on behalf of, any governmental, administrative or regulatory authority, or any customer, in respect of any offence or alleged offence under the Bribery Act 2010, or under applicable anti-corruption laws or regulation of any other jurisdiction, and AS is not aware of any circumstances likely to give rise to such investigation or enquiry.

46 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 5. Part 5 - Intellectual property and data protection 5.1 Ownership, title and adequacy of intellectual property rights (a) In respect of the Company Intellectual Property other than that which is the subject of the Licences-In: (i) all of it is listed in schedule 3; (ii) the Company is the sole legal and beneficial owner of it; (iii) it is valid and so far as AS is aware enforceable and nothing has been done, omitted to be done or permitted whereby any of it has ceased or might cease to be valid and enforceable; (iv) insofar as it is registered or the subject of an application for a registration: (A) accurate material particulars of it are set out in parts A, B, C, D and E of schedule 3, including accurate details of (as applicable) registered proprietor or applicant, application and registration numbers, application dates, priority dates, grant dates and renewal dates; (B) all relevant registrations and applications have been made by, or are in the name of, the Company; (C) all application, publication, registration, renewal and other official fees relating to its administration have been duly paid by or on the due dates for payment; (D) there are no facts known to the Company which would indicate or suggest that such applications or any of them may fail in any respect to be granted in full; and (v) accurate particulars of any of it which is material, unregistered and not the subject of an application for registration are set out in part F of schedule 3. (b) The Company Intellectual Property comprises all the Intellectual Property which the Company requires in order fully to carry on the business and deal with the assets of the Company in the manner and places it has been carried on and dealt with up to the date of this agreement. 5.2 Completeness of listed information (a) A complete and accurate list of all: (i) Licences-In is set out in part A of schedule 4; and (ii) other Intellectual Property Agreements is set out in parts B and C of schedule 4. (b) Complete and accurate copies of all Intellectual Property Agreements have been Disclosed.

47 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 5.3 Encumbrances and restrictions (a) None of the Company Intellectual Property: (i) is subject to any Encumbrance; (ii) is subject to any other agreement restricting its use by the Company (including any delimitation or co-existence agreement or agreement limiting use by territory, field, persons or as to time), other than as expressly set out in the Intellectual Property Agreements; or (iii) will be restricted as to its exploitation, or will be lost, terminated, or rendered liable to a right of termination, assignment or licence to a third party, by virtue of the execution of this agreement or the transaction effected by the Transaction Documents. 5.4 Infringements, oppositions, claims etc. For the purposes of Warranties 5.4(a), 5.4(b), and 5.4(c), to "infringe" in relation to Intellectual Property includes to pass off, misuse or misappropriate Intellectual Property, and "infringed" and "infringement" have corresponding meanings. (a) No activity of the Company as carried on now or in the previous 36 months has infringed, does infringe or so far as AS is aware is likely to infringe any Intellectual Property of any third party. (b) There have not in the previous 36 months been any, and there are no pending or so far as AS is aware any anticipated allegations, notifications, applications, or claims: (i) by a third party that the business of the Company, infringed or infringes any Intellectual Property of any third party; or (ii) for invalidity, revocation, opposition, compensation or otherwise in respect of the Company Intellectual Property, and AS is not aware of any facts or circumstances which could give rise to such allegation, notification, application or claim. (c) There have not in the previous 36 months been any, and there are no pending or so far as AS is aware any anticipated allegations, notifications, applications or Claims by the Company or by a licensee of the Company: (i) against a third party alleging infringement of the Company Intellectual Property; or (ii) for invalidity, revocation, opposition, compensation or otherwise in respect of the Intellectual Property of any third party, and AS is not aware of any facts or circumstances which could give rise to any such allegation, notification, application or claim. (d) There are no circumstances which: (i) entitle or could entitle a third party to a licence, permission or consent to exploit or assignment of or in respect of any Company Intellectual Property;

48 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (ii) entitle or could entitle a third party to call for or exercise a right to use or work under any Company Intellectual Property; (e) there are no circumstances under which the Company will be required to compensate any third party for damages (or amounts) in excess of the total fees paid and/or payable for the applicable order pursuant to any customer agreements; 5.5 Intellectual Property Agreements (a) The Intellectual Property Agreements are in force, no party is in material breach of any of their terms and so far as AS is aware none of them will be breached, lost, terminated, rendered liable to any right of termination or assignment or their terms amended by virtue of the execution of this agreement or the transaction effected by the Transaction Documents. (b) No allegation, notification or application has been made or dispute or claim has arisen in relation to any Intellectual Property Agreement, nor is AS aware of any facts or circumstances which might give rise to any such allegation, notification, application, dispute or claim (c) There are no royalties, licence fees, other fees or consideration (including non- monetary consideration) payable by the Company in connection with the Company Intellectual Property other than: (i) the application, publication, registration, renewal and other official fees relating to the administration of the Company Intellectual Property; and (ii) those expressly set out in the Licences-In listed in part A of schedule 4. 5.6 Confidential information (a) To the extent that information of a confidential nature (including know-how, trade secrets and customer lists) is or has been used or exploited by the Company, such information has been kept confidential (except for any of it which has come into the public domain lawfully and not through a breach of confidence) and has not been disclosed to any third party, except under the terms of confidentiality agreements listed in part C of schedule 4. 5.7 Data protection (a) The Company has at all material times and currently is materially compliant with the obligations imposed on it by Data Protection Legislation. (b) The Company has not received and is not currently subject to any and so far as AS is aware there are no circumstances which may give rise to any: (i) correspondence (other than registration renewal reminders) or formal notice from the Information Commissioner; or (ii) complaint or formal claim from any individual alleging non-compliance or claiming compensation for or an injunction with Data Protection Legislation, (iv) allegation of non-compliance or claiming compensation for or an injunction with Data Protection Legislation.

49 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 6. Part 6 - The Computer System and Computer Contracts 6.1 Computer System (a) Accurate particulars of all Computer Hardware and all Computer Software are set out in parts A and B of schedule 5 respectively. (b) Other than elements of the Computer System expressly leased or licensed to the Company under the Computer Contracts listed in part C of schedule 5: (i) the Company is the legal and beneficial owner free from Encumbrances of the Computer System and no other person has any claims or rights in respect of any element of the Computer System; and (ii) the Computer System is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Company. (c) The Computer System: (i) has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements; (ii) has the capacity and is of a suitable technical specification necessary to fulfil the present requirements of the business of the Company; and (iii) comprises all computer hardware, firmware, software (including source code and object code) manuals, supporting materials and accessories which are necessary to enable the Company to carry on business in the same manner and to the same extent as it has been carried on in the two years preceding the date of this agreement. (d) The rights of the Company to use the Computer System will not be affected by the execution of this agreement or the transaction effected by the Transaction Documents. (e) The Company has in place adequate back-up, disaster recovery and other systems and procedures (details of which have been Disclosed) to enable its business to continue without material adverse change in the event of a failure of the Computer System. (f) No part of the Computer System has materially failed to function at any time during the two years prior to the date of this agreement and the Computer System operates in accordance with its applicable specifications. (g) There are no royalties, licence fees or other fees payable in connection with the use of any part of the Computer System other than as expressly set out in the Computer Contracts listed in part C of schedule 5. 6.2 Computer Contracts (a) A complete and accurate list of all Computer Contracts is set out in part C of schedule 5 and complete copies of all Computer Contracts have been Disclosed.

50 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (b) The warranties set out in Warranty 5.5 above apply in respect of the Computer Contracts as if references to the Intellectual Property Agreements were references to the Computer Contracts. 6.3 Open source (a) Part D of schedule 5 accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Company Product or Company Products to which each such item of Open Source Code relates. (b) No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Company Product or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product or to enforce Intellectual Property. 7. Part 7 - Employment and Pensions (a) In respect of each current Employee, there is attached to the Disclosure Letter a spreadsheet giving full and accurate particulars of their full names, contractual job titles, dates of commencement of employment, ages, notice periods, usual or main job locations, contractual hours of work, base salaries and other remuneration (including bonus and commission and other incentive payments), particulars of confidentiality obligations, and other entitlements including cars, mobile phones and private health insurance and all other material terms and conditions of employment or appointment. (b) In respect of each Director (if any) who is not an Employee, there is attached to the Disclosure Letter a spreadsheet giving full and accurate particulars of his or her full name, usual job title (if any), date of appointment to office, age, notice period, fee, particulars of confidentiality obligations, and other benefits including cars, mobile phones and private health insurance, and all other material terms and conditions of engagement. (c) In respect of each Consultant (if any) engaged by a Company, there is attached to the Disclosure Letter a spreadsheet giving full and accurate particulars of their full names, usual job titles (if any), dates of engagement,

51 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 ages, notice periods and fees, particulars of confidentiality obligations and other benefits. (d) There are no outstanding offers of employment or engagement made to any person by the Company and there is no one who has accepted an offer of employment or engagement made by the Company but who has not yet taken up that employment or engagement. (e) As at the Completion Date, no current Director, Employee or Consultant: (i) has given or received notice terminating his office or employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this agreement to give notice of termination or claim for any payment or benefit or treat himself as being released from any obligation; (ii) is on sick leave which has continued for more than 28 consecutive days; (iii) is on maternity, paternity, parental or adoption leave; or (iv) either has made an application to work flexibly or is so doing. (g) No amounts due to, or in respect of the current Directors, Consultants or Employees (including PAYE and national insurance and pension contributions) are in arrears or unpaid. (h) None of the current Employees has any accrued rights to holiday pay or pay in lieu of holidays which have not been provided for in full in the Management Accounts. (i) There are attached to the Disclosure Letter copies of the following current documents: (i) services agreements, contracts of employment or offer letters for all current Employees and all Directors; (ii) any letters of employment confirming individual variations to standard terms and conditions of employment with the Company; (iii) any staff handbook or written employment policies for the Company; (iv) any confidentiality agreements entered into by Employees with the Company; and (v) any consultancy agreements with the Company. 7.2 Variations of Terms and Conditions of Employment (a) Since the Accounts Date: (i) no change has been made in the rate or basis of remuneration, fees or the pension or other benefits paid to or provided for any current Director, Consultant or Employee and no changes are due to be considered prior to Completion; and (ii) no material change has been made in any other terms of employment or the engagement of any current Director, Consultant or Employee as

52 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 set out in the Disclosure Letter or is due to be considered prior to Completion. (b) The Company has not entered into any agreement or given any assurance (whether legally binding or not) or created any expectation regarding any future variation in any contract of employment or consultancy agreement or any other agreement imposing an obligation on the Company or any expectation by any of its current Directors, Employees or Consultants that it will increase the basis or rates of remuneration or payment or the provision of other benefits to or on behalf of any of its Directors, Employees or Consultants at any future date. 7.3 Employee Incentive Arrangements (a) There have been Disclosed each of the following which are now or have at any time within the 18 months immediately preceding the date of this agreement been operated by the Company or which the Company is under any obligation (whether or not legally binding) to provide at any future date: (i) any scheme or arrangement whereby its current or former Directors or Employees or their relevant relatives or dependents may acquire shares or options to acquire shares of any class in the Company; (ii) any employee trust under which current or former Employees their relatives or dependents are the beneficiaries or are entitled to receive any benefits; (iii) any cash bonus scheme or other employee incentive arrangements not involving the issue of shares; or (iv) any arrangement by which any commission or remuneration of any kind payable or due to any of its current Directors or Employees may be calculated by reference to the turnover, profits or sales of the Company. (b) In relation to any share schemes or arrangements of the kind referred to in paragraph 7.3(a) above and referred to in the Disclosure Letter: (i) copies of all documents governing such share schemes have been attached to the Disclosure Letter; (ii) such share schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws; (iii) all documents relating to such share schemes which are required to be filed with any regulatory authority have been so filed, and all regulatory requirements relating to such share schemes have been complied with; (iv) all tax clearances and approvals necessary or desirable to obtain favourable tax treatment for the operator of such share schemes or their participants have been obtained and have not been withdrawn, and no act or omission has occurred which has or would prejudice any such tax clearance or approval; and (v) no current or former Employee or relation or dependent or other participants in any such share schemes has made any claim against any of the Sellers or the Company.

53 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 7.4 Collective Agreements, Industrial Payments and Disputes (a) So far as AS is aware, the Company currently has no outstanding undischarged liability to pay any governmental or regulatory authority in any jurisdiction any Taxation, contribution or other impost arising in connection with the employment or engagement by the Company of any current or former Employees, Directors or Consultants other than, in the UK, PAYE in respect of Employees and Directors and VAT in respect of Consultants registered for VAT and any other deductions required by law. (b) So far as AS is aware, the Company has not received an application for recognition nor entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union (whether recognised or unrecognised), association of trade unions, works council, staff association or other organisation or body of Employees. (c) The Company does not operate any industrial training programme, youth opportunities scheme or any similar programmes or schemes. (d) The Company is not involved, nor has it been involved in the last 12 months, in any collective dispute or negotiation with any registered trade union or formally established collective consultation body regarding a claim of material importance and there are no facts known to the Company or the Sellers which might indicate that there may be any such dispute or negotiation. 7.5 Disciplinary, Grievance and Termination of Employment Matters (a) So far as AS is aware, no disciplinary action pursuant to an ACAS Code of Practice or otherwise has been taken against any current or former Employee and no grievance or complaint of sex, race, disability, age, sexual orientation or religion or belief discrimination has been raised by any current or former Employee pursuant to an ACAS Code of Practice or otherwise in the 12 months ending on the date of this agreement. (b) AS is not aware of any fact or matter affecting any Employee which might reasonably be considered grounds for dismissal or for a warning that the continuation of any conduct or behaviour might lead to dismissal and no formal written warning has been given to any Employee. (c) So far as AS is aware, no current or former Director, Employee or Consultant has brought any claim against the Company for loss of office or arising out of the termination of his office, employment or consultancy or in respect of any accident or injury or otherwise. (d) The Company is not paying compensation or other payment to any former Employee (or next of kin). (e) So far as AS is aware, no liability has been incurred by the Company in the past 12 months for breach of any contract of service or for services (including consultancy services), for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Employee or Consultant or for any other liability accruing from the actual or proposed termination or variation of any contract of employment or for services (including consultancy services) or arising from the sale of the Sale Shares in accordance with this agreement.

54 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (f) So far as AS is aware, there is no person employed by the Company who now has or may have a right to return to work or a right to be reinstated by the Company under the Employment Rights Act 1996. (g) The Disclosure Letter lists all Employees and Consultants whose employment or consultancy was terminated in the 12 months ending on the date of this agreement, the reason for termination and any payments made to the Employees or Consultants on or in connection with termination. 7.6 Company Payments (a) No gratuitous payment has been made or promised by the Company: (i) in respect of or contingent on the sale of the Sale Shares; or (ii) in connection with the actual or proposed termination, suspension or variation of any contract of employment or engagement of any current or former Director, Consultant or Employee. 7.7 General Matters (a) In so far as AS is aware, the Company is not under any present, future or contingent liability to provide any goods, services, accommodation or benefit (whether as remuneration or otherwise) to any of its current or former Directors or Employees, or to any Seller's Associate. (b) The Company has not made any loans or quasi loans (as defined in the Companies Act) to or entered into any credit transaction (as so defined) with any of its Directors or Employees. (c) Each Director or Employee who is subject to UK immigration control will have a valid immigration status at Completion, entitling him to be employed full time by the applicable Group Company for at least three months following Completion and is employed in accordance with the terms of his immigration status. A full copy of the relevant passport and immigration approval documents for each such person is attached to the Disclosure Letter. (d) As far as AS is aware, no person has been or is employed by the Company who did not or does not have leave to enter or remain in the United Kingdom or otherwise in breach of section 8 of the Asylum and Immigration Act 1996 or sections 15-21 of the Immigration, Asylum and Nationality Act 2006 (as applicable). (e) As far as AS is aware, the Company has in relation to each of its Directors and Employees (and so far as relevant to each of its former Directors and Employees) complied with all material obligations imposed on it by Article 141 of the Treaty of Rome, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996 and all other statutes, regulations, codes of conduct and practices relevant to the relations between the Company and its Directors and Employees. (f) Within the period of one year preceding the date of this agreement the Company has not been a party to any relevant transfer as defined in the Regulations nor has the Company failed to comply with any duty to inform and consult any appropriate representative under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the "Regulations") or failed to comply with its duty under Regulation 11 of the Regulations.

55 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (g) The Disclosure Letter lists the names of each officer of the Company (if any) who left the Company during the 12 months up to and including the date of this agreement, the date on which such officer left and reasons for such officer ceasing to be associated with the Company. 7.8 Redundancy (a) In connection with the termination of his employment, no Employee would be entitled to any amount other than the basic statutory redundancy payment as calculated in terms of section 162 of the Employment Rights Act 1996. (b) In the 12 months' period ending with the date of this agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992, nor has the Company failed to comply with any obligation under that statute. (c) The particulars of any redundancy policies and formula set out in the Disclosure Letter are true, complete and accurate. 8. Part 8 - Pensions (a) Save for the term life insurance policy operated by Prudential Health Services Limited (the "Life Policy"), there is no scheme, agreement, arrangement, practice or ex-gratia promise (in each case whether formal or informal) in relation to which the Company has incurred, will incur or could incur any liability or responsibility (including, without limitation, any liability for contributions or expenses or for any shortfall in funding, or any liability as trustee or responsibility in respect of any discretionary power) for or in relation to the provision of: (i) any pension, lump sum, gratuity or other like benefit payable on retirement, death or withdrawal from service for, in respect of or by reference to any present or former Employee, director, officer or person who has at any time agreed to provide services to the Company; or (ii) any benefits to be given by reason of disability or sickness or accident for, in respect of or by reference to any person within paragraph (a) above, and no proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of, or payment of a contribution towards any such scheme, agreement, arrangement or practice. (b) The Life Policy is not written under trust and has not been treated by the Company as registered with HM Revenue and Customs in accordance with the Finance Act 2004. (c) There are no contributions to be made in respect of the Life Policy which have fallen due but are unpaid. (d) Neither the Company nor any person who is an "associate" of or "connected" with it (as defined in the Insolvency Act 1986) has, at any time since 19 December 1996, contributed towards, participated in or had employees who participated in, an occupational pension scheme to which section 75 of the Pensions Act 1995 applies, has applied or can apply.

56 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (e) The "staging date" for the Company under the provisions of the Pensions Act 2008 is set out in the Disclosure Letter. (f) Since at least 30 August 1993, no one has been employed by the Company as a result of a "relevant transfer" (for the purposes of either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (before those Regulations were revoked) or the Transfer of Undertakings (Protection of Employment) Regulations 2006) which has or might have resulted in the continuation of any rights or obligations in relation to or connected with any defined benefit pension scheme. 9. Part 9 - Real Property 9.1 Title (a) The Real Property comprises all the real property owned, occupied or otherwise used for the business of the Group Companies. (b) Any part of the Real Property which is occupied or otherwise used by any Group Company for its business is so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence permit such occupation or use. (c) Copies of all title deeds and documents relating to the Real Property have been Disclosed. 9.2 Encumbrances (a) The Real Property is free from any mortgage, debenture, charge, rent-charge, liability to maintain roadways, lien, annuity or other encumbrance securing the repayment of monies or other obligation or liability of any Group Company or of any other person. (b) The Real Property is free of any tenancy, sub-tenancy, licence or other arrangement entitling a person other than the Group Company which owns it to occupy any part of it. (c) The Real Property is not subject to any outgoings, other than the licence fee payable under the licence disclosed in Schedule 6. (d) No notice relating to the use and enjoyment of the Real Property has been received or given. 9.3 Leasehold Real Property (a) Each Group Company has paid the rent and observed and performed the covenants on the part of the licensee and the conditions contained in the licence under which the Real Property is held and the last demand (or receipt for rent if issued) was unqualified and each such lease is valid and in full force. (b) There is not outstanding, unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by or on behalf of the licensor under licence of the Real Property. (c) There are no restrictions in the licence of the Real Property which prevent it from being used now or in the future for its present use.

57 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (d) There have been and are no disputes with any landlord. 9.4 Guarantees Except in relation to the Real Property, there is no actual or contingent liability of any Group Company arising directly or indirectly out of any agreement, lease, underlease, tenancy, conveyance, transfer, licence or any other deed or document relating to real property or to any estate or interest in real property entered into by any Group Company (without limitation) including any actual or contingent liability arising directly or indirectly out of: (a) any estate or interest held by any Group Company as original lessee or underlessee; (b) any guarantee given by any Group Company in relation to a lease or underlease; or (c) any other covenant made by any Group Company in favour of any lessor or head lessor. 10. Part 10 - Tax 10.1 Accounts and Liability for Taxation (a) The Accounts reserve or provide in full for all Taxation for which the Company was liable or able to be made liable in respect of all periods up to the Accounts Date in accordance with generally accepted accountancy principles. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accountancy principles. (b) All Taxation for which the Company has been liable, or for which the Company has been liable to account, has been duly paid and the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments in respect of those deductions and retentions as should have been made. (c) All Taxation (including where applicable national insurance contributions) deductible under the PAYE system and/or any other relevant legislation has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement have been so paid. (d) The Company has not been involved in any dispute with a Tax Authority nor has, within the past 12 months, been subject to any visit, audit, investigation or discovery by any Tax Authority and AS is not aware of any circumstances which make it likely that a visit, audit, investigation or discovery will be made in the next 12 months. (e) The Company has not paid or become liable to pay, and there are no circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest relating to Taxation. 10.2 Returns, Information and Clearances (a) All returns, notices, accounts, statements, computations, information, assessments and registrations which should be or should have been made or provided by the Company for any Taxation purpose have been made or

58 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 provided within applicable time limits and on a proper basis and were at the time and remain accurate and complete and so far as AS is aware none of them is or is likely to be the subject of any material dispute with HM Revenue & Customs or any other Tax Authority. (b) The Company has maintained complete and accurate records, invoices and other information in relation to Taxation, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects. (c) The Disclosure Letter contains details of any concessions, agreements and arrangements that the Company has entered into with a Tax Authority. 10.3 Distributions and other payments (a) No distribution or deemed distribution has been made by the Company except dividends shown in its audited accounts, nor is the Company bound to make any such distribution. (b) All rents, annual payments, expenses, charges or other sums of an income nature, paid or payable by the Company are wholly allowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes. 10.4 Capital allowances (a) If any asset of a the Company were disposed of at Completion for its book value as shown in or adopted for the purposes of the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company. (b) All capital expenditure (including expenditure on research and development) incurred by the Company on or before the Accounts Date and in respect of which claims for capital allowances have or will be made, has qualified and will continue to qualify as qualifying expenditure for capital allowances purposes and all capital expenditure incurred since the Accounts Date or to be incurred under a contract made before Completion by the Company is qualifying expenditure for capital allowances purposes. 10.5 Chargeable gains If each of the capital assets of the Company were disposed of at Completion for a consideration equal to the book value of that asset in or adopted for the purpose of the Accounts, no chargeable gain or allowable loss would arise, disregarding for this purpose any relief or allowances available to the Company other than amounts falling to be deducted from the consideration received under section 38 of the TCGA 1992. 10.6 Research and development The Company has not claimed any research and development tax relief, credit or allowance under Part 13 of the CTA 2009 or Part 6 of the CAA 2001. 10.7 Close companies No loan or advance made by or debt incurred to or assigned to the Company falling within the provisions of sections 455, 459, and 460 (Charge to tax in case of loan to

59 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 participator) of the CTA 2010 is outstanding or has been waived since the Accounts Date. 10.8 Groups (a) The Company is not and has never been a member of a group of companies or a fiscal consolidation or fiscal unity for the purposes of any Taxation. (b) Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes or to the claw-back of any relief previously given. 10.9 Residence (a) The Company is and has been resident in the United Kingdom at all times since its incorporation and is not and has not been treated as resident (or dual resident) in any other jurisdiction for any Taxation purpose. (b) The Company has not nor ever had a branch, agency or permanent establishment in a place outside the United Kingdom. 10.10 Secondary liability The Company is not liable to pay, reimburse or indemnify any person (including a Tax Authority) any amount in respect of a Taxation liability (other than in respect of VAT) which is the primary liability of any other person and which arose as a result of a transaction, event, act or omission occurring on or before Completion (including those deemed to have occurred before Completion) or by reference to any profits earned on or before Completion. 10.11 Anti-avoidance (a) The Company has not been a party to, nor been involved in, any schemes or arrangements designed wholly or partly for the purposes of avoiding or deferring any Taxation liability, or in relation to which any disclosure has been, or will be, required to be made to any Tax Authority. (b) The Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose or designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for under PAYE. 10.12 Transfer pricing All transactions or arrangements made by the Company have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements. 10.13 Stamp duty and stamp duty land tax (a) All stampable documents to which the Company is a party and under or pursuant to which the Company has any rights or which may be required to prove title of the Company to any material asset have been duly stamped.

60 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (b) The Company has paid all stamp duty land tax chargeable and has filed all land transaction returns required in connection with any land transaction entered into by the Company on or before the date of this agreement. (c) There is no chargeable interest acquired or held by the Company in respect of which an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of this agreement. 10.14 Value Added Tax (a) The Company has duly registered and is a taxable person for the purposes of the VATA 1994 and is not and has never been a member of a group of companies for the purposes of section 43 of the VATA 1994. (b) The Company is not nor was partially exempt in its current or preceding VAT year and so far as AS is aware there are no circumstances by reason of which the Company might not be entitled to credit for all VAT chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the beginning of its earliest VAT year to include a period since the Accounts Date. (c) The Company has no interest in any land and buildings in relation to which an option to tax has been made, either by the Company or by any other person, under the provisions of Schedule 10 to the VATA 1994. 10.15 Employees and pensions (a) Neither the Company nor any employee benefit trust or other third party has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee (or associate of any of the foregoing) of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes, whether up to or after the Accounts Date. (b) The Company does not participate in a scheme under section 713 of ITEPA 2003. (c) There are no trusts or other arrangements in place, whether funded or established by the Company or of which AS is aware, under which any employees or former employees of the Company or any persons associated with such employees or former employees can obtain a benefit in any form. (d) No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company. (e) No securities, options over securities or interests in securities (which do not fall within paragraph (d) above) have been issued, granted or transferred to any current or former director of the Company, or any employee (or any of their respective nominees or associates), which will give rise to a liability of the Company to account for PAYE income tax or national insurance contributions (or equivalent liabilities in another jurisdiction).

61 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 10.16 Inheritance Tax (a) The Company is not liable and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as doner or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise to the Company. (b) There are no circumstances under which any power within section 212 of the IHTA 1984 could be exercised in relation to, and there is no HM Revenue & Customs charge within the meaning of section 237 of the IHTA 1984 attaching to or over, any shares or securities in or assets of the Company and there are no circumstances which could lead to any such charge arising in the future.

62 UKMATTERS:33163861.1 SCHEDULE 8 Provisions relating to the Retention Account Part 1 11. Definitions In this agreement: "Agreement" means the sale and purchase agreement relating to the entire issued and to be issued share capital of Bundle Tech Limited; "Applicant" has the meaning given to it in paragraph 4.4 of this schedule; "Finally Determined" means, in relation to any Retention Claim: (a) that part of the Retention Claim as is agreed in writing by Buyer and the Sellers' Agent; (b) that part of the Retention Claim as is the subject of a final judgment of a court of competent jurisdiction or award of a competent arbitral tribunal not being: (i) a judgment or award which is the subject of an ongoing appeal or review by a court of competent jurisdiction; or (ii) a judgment or award in respect of which the time permitted for lodging an appeal or a reference for review by a court of competent jurisdiction has yet to expire; or (c) where and to the extent that the amount of any Retention Claim relates to Tax payable by the Company pursuant to a Tax Authority Claim, that part of the Retention Claim as is payable in relation to such Tax Authority Claim: (i) in respect of which the time period for the Covenantor to give written notice to the Buyer pursuant to clause 7.2 of the Tax Deed has expired and no written notice has been given or where such written notice has been given but where the provisions of clause 7.3 apply of the Tax Deed; or (ii) in respect of which the Covenantor has served written notice pursuant to clause 7.2 of the Tax Deed and either (a) the Disputed Tax Claim (as defined in the Tax Deed) has been resolved, settled or finally determined or where such Tax Authority Claim is a tax return, computation, self-assessment, claim, election or other document submitted by the Company, the relevant time limit for the relevant Taxation Authority to make enquiries into or otherwise dispute such document has expired with no enquiries or dispute having been made by such Taxation Authority; or (b) the Tax payable in respect of the Disputed Tax Claim is required by law or by the Taxation Authority to be paid before the Company or the Buyer are entitled to proceed with any Tax Authority Claim in accordance with the provisions of clause 7 of the Tax Deed,

63 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 in each case to the extent the Relevant Claim has not been paid in full in accordance with this Agreement or the Tax Deed; "Final Retention Release Date" means 48 months after the Completion Date; "First Retention Release Date" means 18 months after the Completion Date; "Instruction Letter" means a letter from the Buyer and the Sellers to the Solicitors relating to the Retention Account, in agreed form, a draft of which is set out in part 2 of this schedule; "Related Interest" means, in relation to any part of the Retention Account withdrawn in accordance with this agreement, that portion of the interest accruing from Completion in respect of the Retention Account as is attributable to the sum withdrawn net of any Taxation required by law to be deducted from it; "Retention Agent" means the Solicitors; "Retention Account" means an interest bearing solicitor's reserve account in the joint names of the Solicitors opened in accordance with the Instruction Letter; "Retention Bank" means The Royal Bank of Scotland plc; "Retention Claim" means any claim by the Buyer under the Agreement and the Tax Deed which is required or permitted to be settled out of the sums standing to the credit of the Retention Account from time to time; "Retention Release Date" means the First Retention Release Date, the Second Retention Release Date or the Final Retention Release Date, as the case may be; "Second Retention Release Date" means 36 months after the Completion Date; and "Solicitors" means the Buyer's Solicitors and the Sellers' Solicitors; "Withholding" has the meaning given to it in paragraph 4.3(c) of this schedule "W&I Policy" means a warranty and indemnity insurance policy in respect of the Agreement and the transaction contemplated therein on terms that are satisfactory to the Buyer; "W&I Policy Costs" means the insurance premium payable by the Buyer in respect of the W&I Policy and any costs or expenses reasonably incurred by the Buyer in connection with the W&I Policy including, but not limited to, legal fees, the underwriting fee, and any applicable insurance premium tax; and "W&I Policy Inception Date" means the date that is 90 days following Completion. 12. Retention Account 12.1 On Completion: (a) the Buyer shall transfer the Retention Amount and the W&I Policy Amount to the Retention Account; (b) the Buyer and the Sellers shall jointly sign and deliver the Instruction Letter to the Solicitors.

64 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 12.2 The following provisions shall apply in respect of the Retention Account: (a) all interest earned in respect of the Retention Amount and the W&I Policy Amount shall be credited to the Retention Account; (b) no other credit shall be made to the Retention Account without the written consent of the Solicitors; (c) no withdrawal shall be made from the Retention Account except in accordance with the paragraph 3 of this schedule or as may otherwise be ordered by a court of competent jurisdiction; (d) neither the Buyer nor the Sellers shall have any entitlement to interest until payment of the principal to which it relates. 12.3 No amount shall be released from the Retention Account otherwise than in accordance with the provisions of this schedule. Subject to paragraph 3.11 of this Schedule, payments from the Retention Account to the Sellers shall be in Agreed Proportions. 13. W&I Policy Amount 13.1 If on or before the W&I Policy Inception Date the Buyer receives written confirmation from an insurance company (through the issuance of an insurance binder or suitable documentation) that a W&I Policy has been incepted in connection with this agreement the Buyer shall notify the Sellers' Agent that such W&I Policy has been incepted and provide the Sellers' Agent with details of the W&I Policy Costs incurred in respect of such policy. The Sellers' Agent and the Buyer shall give joint instructions to the Retention Agent (within 10 Business Days of the Buyer so notifying the Sellers' Agent) to instruct the Retention Bank that an amount equal to the W&I Policy Costs shall be immediately paid out of the Retention Account to the Buyer, providing that such amount shall not exceed the W&I Policy Amount and any Related Interest attributable to it. 13.2 If a W&I Policy has been obtained in accordance with paragraph 3.1 above the balance of the W&I Policy Amount standing to the credit of the Retention Account following payment of the W&I Policy Costs (if any) and the Related Interest attributable to it shall be paid to the Sellers as soon as reasonably practicable and in any event within 5 Business Days of the payment of the W&I Policy Costs to the Buyer. The Sellers' Agent and the Buyer shall give joint instructions to the Retention Agent to instruct the Retention Bank to ensure the payment provided for in this paragraph 3.2 is made. 13.3 If the Buyer does not receive confirmation from an insurance company that a W&I Policy has been incepted in connection with this agreement on or before the W&I Policy Inception Date the W&I Policy Amount and the Related Interest attributable to it shall be paid to the Buyer. The Sellers' Agent and the Buyer shall give joint instructions to the Retention Agent (within 10 Business Days of the W&I Policy Inception Date) to instruct the Retention Bank that an amount equal to the W&I Policy Amount shall be immediately paid out of the Retention Account to the Buyer. 14. Retention Amount 14.1 The following amounts shall be paid to the Sellers in respect of the Retention Amount: (a) on the First Retention Release Date, the balance of the Retention Amount standing to the credit of the Retention Account and the Related Interest attributable to it, less 50% of the Retention Amount;

65 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (b) on the Second Retention Release Date, the balance of the Retention Amount standing to the credit of the Retention Account and the Related Interest attributable to it, less 25% of the Retention Amount; and (c) on the Final Retention Release Date, the balance of the Retention Amount standing to the balance of the Retention Account and the Related Interest attributable to it, in each case less: (i) the amount of all Withholdings in respect of Retention Claims which have not then been Finally Determined (in such amount as determined in accordance with this schedule); (ii) the amount of any Retention Claim which is Finally Determined but which has not then been withdrawn from the Retention Account (which amount shall be paid to the Buyer); (iii) any amounts payable out of the Retention Account in respect of any taxation which may be payable as a matter of law in respect of interest accrued on the amount standing from time to time to the credit of the Retention Account; (iv) all bank charges payable in respect of the Retention Account; (v) the Related Interest attributable to the sums referred to in (i) – (iv) (inclusive) above. 14.2 Upon a Retention Release Date, the amount of the Retention Amount standing to the credit of the Retention Account shall be dealt with in the following manner: (a) the amount of any Retention Claim which is Finally Determined in favour of the Buyer, and which has not previously been paid to the Buyer, shall be paid to the Buyer; (b) subject to the provisions of sub-paragraph (c) below, the amount required to be paid under paragraph 4.2 of this Schedule shall be paid to the Sellers (subject to the provisions of paragraph 4.11) and the receipt of such balance of funds by the Sellers' Solicitors USD Account shall be a complete discharge to the Buyer who shall not be obliged to enquire as to the distribution of such payment; (c) if there is a Retention Claim which has not been Finally Determined, a reasonable amount estimated by the Buyer (acting reasonably and in good faith) in respect of the value of such Retention Claim (the "Withholding") shall be retained in the Retention Account until it is released to the Sellers' Solicitors USD Account or the Buyer in accordance with the provisions of the remainder of this schedule. 14.3 Upon or at any time after a Retention Release Date, any Seller (the giver of the notice the "Applicant") may if it reasonably believes the Buyer does not have a reasonable chance of winning a Retention Claim give notice (within 30 Business Days of the Retention Release Date) to the Buyer stating that it requires the matter relevant to the Withholding to be referred for decision to Queen's Counsel in England and Wales (of at least 10 years' standing and experienced in commercial law or, in respect of any claims relating to Tax, the relevant tax law) and in the event of any such notice (a "Release Notice") being given, the following provisions shall apply:

66 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (a) such Queen's Counsel shall be nominated by: (i) the Buyer; and (ii) the Applicant or in default of agreement, by the President for the time being of the Bar Council of England and Wales and shall act as expert and not as arbitrator and his decision as regards the matter in question shall be conclusive and shall bind the parties; (b) the method of proceeding in the reference to such Queen's Counsel shall be determined by him in his absolute discretion (including, but not limited to, the Queen's Counsel seeking the views of independent professionals whose costs shall be met by the Applicant and the Buyer in the same proportion as they shall bear to the costs of the Queen's Counsel) and the Applicant and the Buyer shall provide such documents and other evidence in their control as the Queen's Counsel shall request; (c) if the Queen's Counsel shall decide that a Retention Claim does not have: (1) in respect of a Retention Claim which is the subject of a Withholding that is made on the First Release Date or the Second Release Date or which relates to a claim relating to Taxation, a more than de minimis chance of success; or (2) in respect of a Retention Claim which is the subject of a Withholding that is made on the Final Release Date (other than in relation to a claim relating to Tax), a reasonable chance of success, then: (i) the Sellers’ Agent and the Buyer shall give joint instructions to the Retention Agent (within 10 Business Days of such decision being notified to the parties) to instruct the Retention Bank that an amount equal to the amount of the Withholding in respect of such Retention Claim shall be immediately paid out of the Retention Account to the Sellers' Solicitors USD Account; and (ii) the Buyer shall pay the reasonable legal expenses incurred by the Applicant in connection with the reference to the Queen's Counsel and the fees of the Queen's Counsel in respect of the reference to him; (d) if the Queen's Counsel shall decide that a Retention Claim has (1) in respect of a Retention Claim which is the subject of a Withholding that is made on the First Release Date or the Second Release Date or which relates to a claim relating to Taxation, a more than de minimis chance of success; or (2) in respect of a Retention Claim which is the subject of a Withholding that is made on the Final Release Date, (other than in relation to a claim relating to Tax) a reasonable chance of success, then: (i) if the Withholding in respect of such Retention Claim is greater than the amount which the Queen's Counsel shall have decided to be an amount equal to that which would have been a genuine estimate by the Buyer of the liability in respect of the Retention Claim in question: (A) the Sellers’ Agent and the Buyer shall give joint instructions to the Retention Agent (within 10 Business Days of such decision being notified to the parties) to instruct the Retention Bank that an amount equal to the difference between such amounts shall be immediately paid out of the Retention Account to the Sellers' Solicitors USD Account; and (B) the reasonable legal expenses of the Applicant and the Buyer incurred in connection with the reference to the Queen's Counsel and the fees of the Queen's Counsel shall be borne among the Applicant and the Buyer as the said Queen's Counsel shall decide or in the absence of any decision such

67 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 costs shall be borne equally between (i) the Applicant and (ii) the Buyer; or (ii) if the Withholding in respect of such Retention Claim is lower than the amount which the Queen's Counsel shall have decided to be an amount equal to that which would have been a genuine estimate by the Buyer of the liability in respect of the Retention Claim then the reasonable legal expenses of the Applicant and the Buyer incurred in connection with the reference to the Queen's Counsel and the fees of the Queen's Counsel shall be borne among the Applicants and the Buyer as the said Queen's Counsel shall decide or in the absence of any decision such costs shall be borne equally between (i) the Applicant and (ii) the Buyer; in either case, the matter shall proceed in accordance with the provisions of this schedule. 14.4 In the event that any reference is made to Queen's Counsel pursuant to paragraph 4.4, then save to the extent permitted by paragraph 4.3, no payments shall be made out of the Retention Account in respect of the Withholding until such time as the Queen's Counsel has notified the parties of the said Queen's Counsel's decision pursuant to paragraph 4.4(c) or 4.4(d). 14.5 On a Retention Claim becoming Finally Determined in favour of the Buyer, the Sellers’ Agent and the Buyer shall give joint instructions to the Retention Agent (within 10 Business Days of such decision being notified to the parties) to instruct the Retention Bank that an amount equal to the Finally Determined Retention Claim to the extent not previously paid to the Buyer shall be immediately paid out of the Retention Account to the Buyer. Any payment to the Buyer out of the Retention Account in satisfaction of a Finally Determined Retention Claim shall be a complete discharge of the obligations of the Sellers in respect of that claim up to the amount of such payment. 14.6 On a Retention Claim becoming Finally Determined in favour of the Sellers, being withdrawn in writing by the Buyer or if legal proceedings in respect of a Retention Claim having not been brought within 9 months of the date of the notification of such claim in accordance with clause 5.2 of the Agreement, the Sellers’ Agent and the Buyer shall give joint instructions to the Retention Agent that the amount being retained in the Retention Account in respect of such Retention Claim is to be released to the Sellers' Solicitors USD Account. 14.7 Any payment of principal out of the Retention Account shall include a payment of Related Interest. The liability to Tax on any Related Interest shall be borne by the party ultimately entitled to that amount. 14.8 Save as otherwise provided in the Agreement, the Retention Amount shall not be regarded as imposing any limit on the amount of any claims under the Agreement. 14.9 Subject always to clause 5.5, if the sum which the Buyer is entitled to be paid from the Retention Account (and the Related Interest attributable to it) in respect of claim under the Tax Deed or the Tax Warranties, which is Finally Determined, exceeds the total of the Retention Amount standing to the credit of the Retention Account AS shall promptly pay the excess to the Buyer in cash in accordance with the provisions of the Agreement and the Tax Deed. 14.10 To the extent that any amount paid to the Buyer out of the Retention Account (including of any amount in respect of Related Interest) (a "Relevant Escrow Payment") relates to a breach by a Seller (the "Defaulting Seller") of any Fundamental Warranty given by such Defaulting Seller:

68 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 (a) the amount that the Defaulting Seller shall be entitled to receive under this Schedule shall be reduced by an amount equal to the Relevant Escrow Payment; and (b) to the extent that there are sufficient funds within the Retention Account and which are being released, the amount that the Sellers other than the Defaulting Seller (together, the "Non-Defaulting Sellers") shall together be entitled to receive under this Schedule shall be increased by an amount equal to the Relevant Escrow Payment, which amount shall be apportioned amongst the Non-Defaulting Sellers pro-rata to their respective Agreed Proportions. 14.11 In circumstances where the provisions of paragraph 4.11 apply: (a) the Buyer shall confirm to the Sellers' Agent (without assuming or incurring any duty or liability on the part of the Buyer) the amount of the Relevant Escrow Payment which relates to the breach by the Defaulting Seller; and (b) the Sellers hereby acknowledge and agree amongst themselves that the Sellers' Agent (or if the Sellers' Agent is the Defaulting Shareholder, AS) shall be entitled to give such instructions as he may deem appropriate (in his absolute discretion) to the Sellers' Solicitors in respect of the Relevant Escrow Payment in order to give effect to paragraph 4.11 above, and the Sellers' Solicitors shall be entitled to rely on such instructions in distributing the Relevant Escrow Payment amongst the Sellers (other than the Defaulting Seller).

69 UKMATTERS:33163861.1 Part 2 Instruction Letter Borderfree, Inc. 292 Madison Avenue 5th Floor New York NY 10017 Roeland Boonstoppel (Sellers' Agent) Stadionweg 29, 1077 RW, Amsterdam, The Netherlands 2015 To: Taylor Wessing LLP 5 New Street Square London EC4A 3TW and Bird & Bird LLP 15 Fetter Lane London, EC4A 1JP Dear Sirs This is the Instruction Letter as defined in schedule 8 to the agreement between the Buyer and the Sellers of today's date a copy of such schedule being set out in the schedule to this letter (the "Retention Schedule"). Terms defined in the Agreement and in the Retention Schedule shall have the same meaning when used in this letter. You are hereby authorised and instructed: (a) to open an interest bearing solicitor's reserve account in your joint names at the Retention Bank and to place funds on the money markets; (b) to receive and hold all sums paid to you in accordance with the Retention Schedule and all sums from time to time standing to the credit of the Retention Account, on trust to pay such sums either to the Buyer or to the Sellers, or partly to one and partly to the other, on the terms of this letter; (c) to pay out of the Retention Account: (i) any taxation which may be payable as a matter of law in respect of interest accrued on the amount standing from time to time to the credit of the Retention Account; and (ii) all bank charges payable in respect of the Retention Account;

70 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 to make any payments from the Retention Account in accordance with the terms of the Retention Schedule as are notified to you, in writing, by the Sellers’ Agent and the Buyer. In consideration of your agreeing to act in accordance with our instructions we agree that: (c) you are not obliged to take any action with respect to the Retention Account except in accordance with the joint written instructions of the Buyer and the Sellers' Agent; (d) you may place the sums in the Retention Account on deposit for such period as we agree or, failing agreement, on overnight deposit. You have no responsibility for the rate or amount of interest earned; (e) we will pay your fees and expenses (including VAT) incurred in connection with establishing and operating the Retention Account; (f) we will indemnify you against all liabilities incurred by you in respect of the operation of the Retention Account and in particular against any costs (on a full indemnity basis) of defending or being party to any claim arising out of the operation of the Retention Account. The provisions of clauses 16 and 17 of the Agreement of which the Retention Schedule forms part shall apply to the agreement contained in this letter as if set out in full in this letter. Yours faithfully …………………………………. On behalf of the Buyer Yours faithfully …………………………………. On behalf of the Sellers We acknowledge receipt of the above instructions. ……………………………… On behalf of Taylor Wessing LLP ……………………………………. On behalf of Bird & Bird LLP

71 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 SCHEDULE 9 Completion Statement and adjustment to the Consideration Part A 15. Definitions and interpretation In this schedule references to a "party" are to the Sellers' Agent or the Buyer: "Actual Net Indebtedness" means an amount equal to the Debt less Cash as at the Completion Date as shown in the Actual Net Indebtedness Statement (and, for the avoidance of doubt, Actual Net Indebtedness may be a positive or a negative amount); "Actual Net Indebtedness Statement" means the statement to be prepared in accordance with this schedule 9 and in accordance with the pro forma statement as set out in part E of this schedule 9; "Actual Working Capital" means accounts receivable plus inventory plus prepaid expenses less accounts payable and accrued expenses (including PAYE and VAT) as at the Completion Date and calculated in accordance with the principles set out in part B of this schedule 9 and as extracted from the Completion Accounts and shown in the Actual Working Capital Statement; "Actual Working Capital Statement" means the statement to be prepared in accordance with this schedule 9 and in accordance with the pro forma statement as set out in part D of this schedule 9; "Cash" means the cash book balances of the Company, being all cash as at the Completion Date (whether in hand, at the bank or in transit) as at that date together with any cheques or other payments made but not cleared and any deposit or sum received but not cleared less the sums payable under cheques or other payments drawn by the Company and not cashed (and, for the avoidance of doubt, Cash may be a positive or a negative amount) calculated in accordance with the principles set out in part B of this schedule 9 and as extracted from the Completion Accounts and shown in the Actual Net Indebtedness Statement; "Completion Accounts" means the completion accounts to be prepared in accordance with this schedule 9 and in accordance with the pro forma statement as set out in part C of this schedule 9; "Debt" means any indebtedness of the Company to third parties as at the Completion Date (other than trade creditors in the ordinary course of business) (as calculated as at the Completion Date) and any other indebtedness which is: (a) in the nature of borrowings and which shall include all bank borrowings including term loans and overdrafts; (b) a liability in relation to any finance lease or hire purchase agreement money raised pursuant to any debenture, bonds (including bank and insurance bonds), note or loan stock or similar instrument or preference shares or any amount raised by acceptance under any credit facility; and/or (c) comprised of any dividends declared but unpaid by the Company as at the Completion Date,

72 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 calculated in accordance with the principles set out in part B of this schedule 9 and as extracted from the Completion Accounts and shown in the Actual Net Indebtedness Statement; "Estimated Working Capital" means the sum of US$7,791.78; "Estimated Net Indebtedness" means the sum of US$(51,180.60); "Sellers' Report" has the meaning given to it in paragraph 2.2 of this schedule; and "Statements" has the meaning given to it in paragraph 2.1 of this schedule. 2. Completion Statement 2.1 As soon as practicable following Completion (and in any event within 60 Business Days), the Buyer shall prepare and deliver to the Sellers' Agent a draft of the Completion Accounts for the sole purpose of determining the Actual Working Capital and Actual Net Indebtedness in the format set out in Part D and E of this schedule (together the "Statements"). 2.2 The Sellers' Agent, as soon as practicable (and in any event within 20 Business Days) after receipt of the draft Completion Accounts and Statements (or such other longer period as the Buyer and the Sellers' Agent may agree, in writing), shall deliver to the Buyer a report setting out any matters of disagreement with the same in sufficient detail to enable the Buyer to consider them (the "Sellers' Report"). If the Sellers' Report is not delivered within such period, then the draft Completion Accounts and Statements shall constitute the final Completion Accounts and Statements for the purposes of this agreement and the Actual Working Capital and the Actual Net Indebtedness shall be as set out in those Statements. If the Sellers' Agent delivers the Sellers' Report within such period, the draft Completion Accounts and Statements, incorporating any agreed adjustments as may be agreed between the parties or determined by the chartered accountant nominated in accordance with paragraph 2.4 of this part A shall constitute the final Completion Accounts and Statements for the purposes of this agreement and the Actual Working Capital and the Actual Net Indebtedness shall be as set out in those Statements. 2.3 For the purposes of preparing and reviewing the draft Completion Accounts and Statements, each party shall procure that the other party and its accountants and any expert nominated under paragraph 2.5 of this part A are given reasonable access at reasonable times to: (a) the accounting records and working papers (including any audit working papers) required or used for; and (b) all staff of the other party and their accountants who have been engaged in, the preparation of the draft Completion Accounts and Statements and that the staff referred to in paragraph (b) of this paragraph answer all reasonable questions put to them. 2.4 If, within 10 Business Days after the delivery to the Buyer of the Sellers' Report (or such longer period as the Buyer and the Sellers' Agent may agree, in writing), there remains an outstanding dispute about the draft Completion Accounts or Statements any party may refer any matter in dispute to a chartered accountant, nominated jointly by the parties or (failing nomination within 10 Business Days after a request for joint nomination by any party) nominated at the request of either party by the president of the Institute of Chartered Accountants in England and Wales.

73 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 2.5 The chartered accountant so nominated shall: (a) be instructed by the referring party to determine as soon as practicable the matters in dispute having regard to the draft Completion Accounts, Statements and the Sellers' Report; (b) for the purpose of making his determination under paragraph 2.5(a) determine any issue as to interpretation of this agreement, his jurisdiction to determine any matter or his terms of reference; (c) adopt such procedures to assist with the conduct of the determination as he reasonably considers appropriate including instructing professional advisers to assist him in reaching his determination; and (d) act as an expert and not as an arbitrator, and his decision will be binding on the parties except in the case of manifest error. His fees will be payable by the Sellers and the Buyer in such proportions as he decides. If any party fails to give him any required undertaking or advance contribution as regards his fees it will be open to the other parties to give such undertaking or make such contribution and to the extent the chartered accountant so decides such party shall be entitled to be reimbursed by the other parties. 2.6 No party shall be entitled to make any objection to the appointment of the accountant on the ground that he imposes limits on his liability in relation to the carrying out of his instructions under this agreement. 3. Reduction in the Consideration Amount 3.1 If the Actual Working Capital is less than the Estimated Working Capital, the Consideration shall be reduced by the amount of the shortfall. 3.2 If the Actual Net Indebtedness is more than the Estimated Net Indebtedness, the Consideration shall be reduced by the amount of the excess. 3.3 Within five Business Days after the Statements have been agreed or determined, the Sellers shall each pay to the Buyer an amount equal to any reduction in the Consideration, in the Agreed Proportions. 3.4 The payment referred to in paragraph 3.3 shall be paid out of the Retention Account (to the extent that there are moneys in the Retention Account) as a Retention Claim in accordance with the provisions of schedule 8. 4. Increase in the Consideration Amount 4.1 If the Actual Working Capital is more than the Estimated Working Capital, the Consideration shall be increased by the amount of the excess. 4.2 If the Actual Net Indebtedness is less than the Estimated Net Indebtedness, the Consideration shall be increased by the amount by which it is less. 4.3 Within five Business Days after the Statements have been agreed or determined, the Buyer shall pay to the Sellers' Solicitors USD Account an amount equal to any increase in the Consideration which payment shall constitute a good discharge for the Buyer of its obligations to pay that amount.

74 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 5. Currency of payment Any amount to be paid under this schedule which is stated in a currency other than US$ (United States Dollars) shall for the purpose of this schedule be converted into US$ at the Exchange Rate.

75 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 Part B Accounting Principles applicable to Completion Accounts 1. General requirements 1.1 The Completion Accounts shall be prepared and drawn up to the Completion Date: (a) in accordance with the specific requirements of paragraph 2 of this part B; (b) (subject to paragraph 1.1(a)) in accordance with UK GAAP as it applies at the date of this agreement excluding the accounting framework and requirements introduced by financial reporting standards 100, 101, 102 and 103; and (c) (subject to paragraphs 1.1(a) and (b)), applying policies, practices, procedures, evaluation rules and methods consistent with those applied in the preparation of the Accounts. 1.2 Subject to and in addition to the requirements of paragraph 1.1 of this part B the Completion Accounts shall: (a) be prepared as if the period beginning with the day following the Accounts Date and ending on the Completion Date was a financial year of the Company; (b) translate any amount not expressed in US$ and which is to be taken into account in calculating the Actual Working Capital or the Actual Net Indebtedness into US$ at the Exchange Rate on the Completion Date; (c) provide for Cash to include all amounts paid to the Company under clauses 3.5, 3.6 and 3.7 of this agreement; (d) be adjusted to reflect the payment of the Seller GBP Transaction Costs and Seller USD Transaction Costs paid by the Company in accordance with the terms of this agreement and to provide a credit for any VAT recoverable by the Company in respect of the Seller GBP Transaction Costs; (e) be adjusted so the payment of the AS Loan paid to the Company in accordance with the terms of this agreement is not treated as a Debt; (f) be adjusted to reflect the conversion of the Loan Notes and repayment of the interest on the Loan Notes in accordance with the terms of this agreement so they are not treated as Debt; and (g) provide for Cash and Actual Working Capital to be increased by a sum equal to £12,896.55 in respect of PAYE liability to HMRC for December paid twice by the Company to HMRC on 15 January 2015 and 17 January 2015. 2. Specific accounting policies 2.1 Tax The Completion Accounts shall make full provision for all tax liabilities of the Company including making full provision for all deferred tax liabilities.

76 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 Part C Pro forma Completion Accounts Current Assets GBP Accounts receivable [●] Inventory [●] Prepayments [●] Rent deposit [●] Cooler deposit [●] VAT Control [●] Total Current Assets [●] Current Liabilities Accounts payable [●] Accruals [●] Carbon offset [●] Import duty and VAT [●] Payroll liabilities [●] Unreconciled import D&V [●] Total Current Liabilities [●]

77 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 This agreement has been entered into on the date shown at the beginning executed as a deed. EXECUTED as a deed by ) /s/Andreas Schmidt ANDREAS SCHMIDT ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Gregory Lockwood PITON CAPITAL GP I LLP in its ) capacity as general partner of ) PITON CAPITAL VENTURE FUND ) LIMITED PARTNERSHIP ) acting by Gregory Lockwood ) in the presence of: ) /s/Rosemary Killeen Witness signature Name: Rosemary Killeen Address: 61 Overstrand Mansions, Prince of Wales Drive London SWH4EX Occupation: Conference Producer EXECUTED as a deed by ) /s/Andreas Schmidt KANNAN PAUL ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher

78 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 EXECUTED as a deed by ) /s/Andreas Schmidt KARL MAYER-RIECKH ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt ACME CAPITAL LIMITED ) acting by a director ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt AMBER VENTURES PARTNERS BV ) acting by a director ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher

79 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 EXECUTED as a deed by ) /s/Andreas Schmidt JIM BOULTON ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt MARC GROSS ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt JEFF HINCK ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher

80 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 EXECUTED as a deed by ) /s/Andreas Schmidt SGWW LLC ) acting by a director ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt MARK LINCOLN WHITE ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt KEVIN STARR ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher

81 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 EXECUTED as a deed by ) /s/Andreas Schmidt ANDREW RUSHTON ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt JOHN DIXEY ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt DAVID ALLEN ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher

82 Matters\25704627.2 Matters\26167049.1UKMATTERS:33163861.1 EXECUTED as a deed by ) /s/Andreas Schmidt ANTONIO DA SILVA ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Andreas Schmidt JASON WARMAN ) in the presence of: ) /s/Yoram Allon Witness signature Name: Yoram Allon Address: Flat 1, 43 Sussex Square, Brighton, BN21GE Occupation: Publisher EXECUTED as a deed by ) /s/Michael A. DeSimone ) on behalf of BORDERFREE, INC. ) Michael A. DeSimone Authorised Signatory in the presence of: ) /s/Tamar Gubins Witness signature Name: Tamar Gubins Address: 620 Eighth Avenue, New York, NY 10018-1405 Occupation: Attorney